UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MOHAWK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Wednesday, May 14, 2008, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The principal business of the meeting will be to elect a class of directors to serve a three-year term beginning in 2008.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the enclosed, postage-prepaid envelope at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. To receive a map and driving directions to the corporate headquarters, please call Deby Forbus at (706) 624-2246.

Sincerely yours,

JEFFREY S. LORBERBAUM
Chairman, President & Chief Executive Officer

Calhoun, Georgia

April 7, 2008

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

P. O. Box 12069

Calhoun, Georgia 30701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 14, 2008

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Wednesday, May 14, 2008, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The meeting is called for the following purposes:

1.	To elect three persons who will serve as the Company’s Class I directors for a three-year term beginning in 2008; and

2.	To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed March 21, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on

May 14, 2008.

The Proxy Statement and the 2007 Summary Annual Report to Stockholders are available at

www.mohawkind.com.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

BARBARA M. GOETZ
Corporate Secretary

Calhoun, Georgia

April 7, 2008

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

P. O. Box 12069

Calhoun, Georgia 30703

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Wednesday, May 14, 2008, and at any and all adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 7, 2008, to the stockholders of record of the Company (the “Stockholders”) on March 21, 2008 (the “Record Date”).

Proxies will be voted as specified by Stockholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company. A Stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker nonvotes and those that are marked “withhold authority” will be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, the election of directors will require the affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting. Neither withholding authority to vote with respect to one or more nominees nor a broker nonvote will have an effect on the outcome of the election of directors.

Pursuant to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), holders of Common Stock will be entitled to one vote for each share of Common Stock held. Pursuant to the provisions of the Delaware General Corporation Law, March 21, 2008 has been fixed as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 68,395,671 shares of Common Stock issued and outstanding held by approximately 337 Stockholders.

THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN

THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for the Board of Directors of the Company to consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors. John F. Fiedler, Jeffrey S. Lorberbaum and Robert N. Pokelwaldt have been nominated for re-election as Class I directors at the Annual Meeting. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

The Company’s Certificate of Incorporation provides that the Company shall have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. In addition, the Certificate of Incorporation divides the Board of Directors into three classes, with each to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors has by resolution set the number of directors at eleven.

It is the intention of the persons named as proxies to vote the proxies for Messrs. Fiedler, Lorberbaum and Pokelwaldt’s election as a Class I director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Messrs. Fiedler, Lorberbaum and Pokelwaldt has consented to continue to serve as a director of the Company if re-elected. In the unanticipated event that any of Messrs. Fiedler, Lorberbaum or Pokelwaldt refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that any of Messrs. Fiedler, Lorberbaum or Pokelwaldt will be unable or will decline to serve as a director.

The affirmative vote of a plurality of the shares represented and entitled to vote in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Director, Director Nominee and Executive Officer Information

Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class I directors and the directors in Classes II and III whose terms of office will continue after the Annual Meeting, including the name and age of each, current principal occupation (which has continued for five years unless otherwise indicated), the name and principal business of the organization in which such occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 2007 with the Company, and directorships in other publicly held companies.

Nominees for Director

Class I Nominees for Director (Current Terms Expire 2008)

John F. Fiedler—Mr. Fiedler (age 69) has been a director of the Company since March 2002. Mr. Fiedler is the retired Chairman of the Board of Directors of BorgWarner Inc., a manufacturer of automotive equipment. He most recently served as Chief Executive Officer of BorgWarner having been named Chairman and Chief Executive Officer in January 1995. Prior to that, Mr. Fiedler served as President and Chief Operating Officer of BorgWarner. Before joining BorgWarner in June 1994, Mr. Fiedler was Executive Vice President of The Goodyear Tire & Rubber Company, where he was responsible for North American Tires. Mr. Fiedler’s 29-year career with Goodyear included numerous sales, marketing and manufacturing positions in the United States and the Far East. Mr. Fiedler is also a director of WABCO Holdings, Inc., a Belgian truck component manufacturer, Snap-on Inc., a global developer, manufacturer and marketer of tools and equipment solutions for professional tool users, and AirTran Holdings, Inc., a low cost air travel provider. He is also a member of the Kent State Foundation Commission and on the Advisory Board of Prism Capital, a Mezzanine Fund, L.P.

Jeffrey S. Lorberbaum—Mr. Lorberbaum (age 53) has been a director of the Company since March 1994 and has served as Chairman of the Board since May 2004. Mr. Lorberbaum has also served as our Chief Executive Officer since January 2001 when he succeeded David L. Kolb in this position. From January 1995 until January 2001 Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin Mills, Inc. (“Aladdin”), a company acquired in 1994 by the Company, in 1976 and served as Vice President—Operations from 1986 until February 1994 when he became President and Chief Executive Officer of Aladdin.

Robert N. Pokelwaldt—Mr. Pokelwaldt (age 71) has been a director of the Company since the consummation of the Company’s initial public offering in 1992 (the “Initial Public Offering”). Mr. Pokelwaldt served as Chairman and Chief Executive Officer of York International Corporation, a manufacturer of air conditioning and cooling systems, from January 1993 until his retirement in October 1999. He also served York International Corporation from June 1991 until January 1993 as President, Chief Executive Officer and a director and, from January 1990 until June 1991, as President and Chief Operating Officer. Mr. Pokelwaldt is also a director of Intersil Corporation, a telecommunications chip manufacturer.

Continuing Directors

Class II Directors Continuing in Office (Terms Expire 2009)

Bruce C. Bruckmann—Mr. Bruckmann (age 54) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc., a fitness club operator, MWI Veterinary Products, Inc., a distributor of animal health products to veterinarians, and H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment. Mr. Bruckmann also serves as director for several private companies.

Frans G. De Cock—Mr. De Cock (age 65) was elected to the Company’s Board of Directors in October 2005 effective upon the closing of the Company’s acquisition of Unilin Flooring BVBA and its affiliated companies (“Unilin”) and was named President—Unilin in November 2005. Before joining Mohawk, Mr. De Cock was one of the managing directors of Unilin. From 1997 until 1999, he also served as President of the European Federation of Associations of Particleboard Manufacturers and, from 1999 until 2004, as President of the European Panel Federation.

Larry W. McCurdy—Mr. McCurdy (age 72) has been a director of the Company since the Initial Public Offering. Mr. McCurdy was President and Chief Executive Officer of Moog Automotive, Inc., a privately held manufacturer of automotive aftermarket products, from November 1985 until April 1994. Moog Automotive, Inc. was acquired by Cooper Industries, Inc., a manufacturer of electrical and automotive products, tools and hardware, in October 1992, and Mr. McCurdy became Executive Vice President-Operations of Cooper Industries, Inc. in April 1994. Mr. McCurdy held that position until March 7, 1997, when he became President, Chief Executive Officer and a director of Echlin Inc., a worldwide manufacturer of motor vehicle parts. On December 17, 1997, Mr. McCurdy was elected Chairman of the board of directors of Echlin, Inc. In July 1998, Echlin was merged with Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. Mr. McCurdy served as President of the Dana Automotive Aftermarket Group from July 1998 until his retirement in August 2000. Mr. McCurdy also serves on the boards of directors of Affinia Group Intermediate Holdings Inc., a motor vehicle components manufacturer, Lear Corporation, an international manufacturer for original equipment vehicles, and General Parts, Inc., a North American automotive parts distributor.

Class III Directors Continuing in Office (Terms Expire 2010)

Phyllis O. Bonanno—Ms. Bonanno (age 65) has been a director of the Company since February 26, 2004. Ms. Bonanno is currently the President and Chief Executive Officer of International Trade Solutions, Inc. Ms. Bonanno served as President and Chief Executive Officer of Columbia College from July 1997 until March 2000 and served as the Vice President for International Trade at Warnaco, Inc. from 1986 to 1997. Ms. Bonanno has also served as a personal assistant to President Lyndon Johnson and as the first director of the U.S. Trade Representative’s (“USTR”) Office of Private Sector Liaison in the Executive Office of Presidents Carter and Reagan. In addition, while serving at the USTR, Ms. Bonanno served as the Executive Director of the President’s Advisory Committee on Trade Negotiations. Ms. Bonanno is also a director of Adams Express Company, a diversified equity investment company, BorgWarner Inc., a manufacturer of automotive equipment, and Petroleum and Resources Corporation, a conservative equity investment company specializing in energy and natural resources companies.

David L. Kolb—Mr. Kolb (age 69) served as President of Mohawk Carpet Corporation (now one of the Company’s principal operating subsidiaries) until Mohawk Carpet Corporation was acquired by the Company in December 1988, at which time he became Chairman of the Board of Directors and Chief Executive Officer of the Company. Effective January 2001, Mr. Kolb retired from his position as Chief Executive Officer. He retired as Chairman in May 2004. Prior to joining Mohawk Carpet Corporation, Mr. Kolb served in various executive positions with Allied-Signal Corporation for 19 years, most recently as Vice President and General Manager of Home Furnishings. Mr. Kolb is also a director of Aaron Rents, Inc., a home furnishings retailer, and Chromcraft Revington, Inc., a furniture manufacturer. In addition, Mr. Kolb is a trustee of the Schenck School and Mount Vernon Presbyterian School.

Joseph A. Onorato—Mr. Onorato (age 59) has been a director of the Company since February 2008. Mr. Onorato was Chief Financial Officer of Echlin, Inc., where he served for 19 years. He served as Treasurer from 1990 to 1994, as Vice President and Treasurer from 1994 to 1997 and as Vice President and Chief Financial Officer from 1997 until the company was acquired by Dana Corporation in July 1998. Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Aftermarket Group of Dana Corporation from July 1998 until his retirement in September 2000. Mr. Onorato also serves on the board of directors for Affinia Group Intermediate Holdings Inc.

W. Christopher Wellborn—Mr. Wellborn (age 52) has served as a director of the Company since March 2002 and has served as our Chief Operating Officer since November 2005. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile International, Inc. (“Dal-Tile”) (now one of the Company’s principal operating subsidiaries) from August 1997 through March 2002. From March 2002 to November 2005, he served as President—Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc. Mr. Wellborn is on the board of directors of Palm Harbor Homes, Inc., a builder of manufactured and modular custom homes.

In connection with the merger of Aladdin with a wholly owned subsidiary of the Company in February 1994 (the “Aladdin Merger”), the Company agreed to appoint to its Board of Directors up to two persons designated by the former shareholders of Aladdin. Since 1999, Messrs. Jeffrey S. Lorberbaum and Sylvester H. Sharpe were such designees. Effective May 17, 2006, Mr. Sharpe retired from the Board of Directors. The Company is required to nominate up to two persons designated by such holders for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. At this time, the holders have decided not to designate anyone to fill the vacancy created by Mr. Sharpe’s retirement. At such time as the former shareholders of Aladdin have disposed of 50% or more of the Common Stock issued to them in the Aladdin Merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former shareholders of Aladdin have disposed of 75% or more of the Common Stock issued to them in the Aladdin Merger, the Company will no longer be required to nominate any of such persons to the Board of Directors.

In connection with the acquisition of Unilin by the Company in October 2005, the Company agreed to appoint to its Board of Directors a representative designated by Unilin, and Mr. Frans G. De Cock is such designee.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are comprised of Messrs. Frans G. De Cock, Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), Frank H. Boykin, Thomas J. Kanuk, James T. Lucke, H. Monte Thornton and Harold G. Turk.

Frank H. Boykin—Mr. Boykin (age 52) served as Corporate Controller of the Company from April 1993 until May 1999, when he was appointed Vice President, Corporate Controller. In August 2004, Mr. Boykin was appointed Vice-President of Finance, and in January 2005, he was appointed Vice President-Finance and Chief Financial Officer of the Company. Before joining the Company, Mr. Boykin served as a Senior Manager at KPMG LLP.

Thomas J. Kanuk—Mr. Kanuk (age 56) serves as the Company’s Vice President, Corporate Controller and Principal Accounting Officer. Prior to joining the Company in September 2006, Mr. Kanuk served as Corporate Controller and Chief Accounting Officer of Dresser, Inc, a global supplier of engineered products, from 2002 to 2006. From 1998 to 2002, Mr. Kanuk served as the Corporate Controller for Dal-Tile.

James T. Lucke—Mr. Lucke (age 47) joined Mohawk in May 2007 and serves as the Company’s Vice President—General Counsel. Mr. Lucke served as Senior Vice President, Secretary and General Counsel of Spectrum Brands, Inc., a diversified consumer products company, from October 1999 until joining Mohawk. From 1992 to 1999, Mr. Lucke held several positions within the legal department of Johnson Controls, Inc., a manufacturer of automotive systems and products and building controls systems, most recently serving as General Counsel of Johnson Controls’ Battery Division from 1997 to 1999.

H. Monte Thornton—Mr. Thornton (age 67) joined Karastan Bigelow, a division of Fieldcrest Cannon, Inc. (“Karastan”) in July 1990 and was named President of Karastan at the time of that division’s acquisition by Mohawk in July 1993. Mr. Thornton served in that position until April 2000 when he became President of the Fashion and Performance Division (which serves the commercial and hospitality markets and the Karastan customers). On December 1, 2001, Mr. Thornton was appointed President-Mohawk Flooring, assuming responsibility for sales, marketing and manufacturing of carpet and hard surface products. Before joining Karastan, Mr. Thornton served as President of Hollytex, Inc., a carpet manufacturer, which he joined in December 1984.

Harold G. Turk—Mr. Turk (age 61) joined Dal-Tile Corporation in 1976. From March 2002 through December 2005 he served as Executive Vice President of the Daltile Strategic Business Unit (SBU) of Dal-Tile. In January 2006, Mr. Turk was promoted to President—Dal-Tile.

Meetings and Committees of the Board of Directors

General. During fiscal 2007, the Board of Directors held eight meetings. All members of the Board of Directors attended at least 75% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board at the time of the 2007 annual stockholder meeting were present at such meeting.

The Board of Directors has affirmatively determined, considering generally all facts and circumstances regarding each independent director, that none of Ms. Bonanno, Mr. Bruckmann, Mr. Fiedler, Mr. Kolb, Mr. McCurdy, Mr. Onorato, Mr. Pokelwaldt, or Mr. Benatar, until his retirement from the Board of Directors on May 16, 2007, have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with, and in some cases more exacting than, applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2007, the Audit Committee was comprised of four directors (Mr. McCurdy (Chairman), Mr. Bruckmann, Mr. Kolb and Mr. Pokelwaldt) and, effective February 2008, Mr. Onorato replaced Mr. Kolb on the Audit Committee. All such Audit Committee members have been determined by the Board of Directors to be independent as discussed above. The Board of Directors has also determined that Mr. McCurdy is qualified as the audit committee financial expert within the meaning of applicable SEC regulations and the Board has determined that Mr. McCurdy has the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee met seven times during 2007. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls and the annual independent audit of the Company’s financial statements. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also “Audit Committee—Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.”

The Company has a standing Compensation Committee (the “Compensation Committee”), currently consisting of Mr. Fiedler (Chairman), Mr. Bruckmann, Mr. Kolb, and Mr. Pokelwaldt. Prior to May 16, 2007, the directors on the Compensation Committee were Mr. Leo Benatar (Chairman), Ms. Bonanno, Mr. Fiedler and Mr. Kolb. Messrs. Fiedler, Kolb and Pokelwaldt comprised the Compensation Committee from May 16, 2007 to February 20, 2008, when Mr. Bruckmann was appointed. The Compensation Committee met four times during 2007. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company and for administering the Company’s incentive compensation plans. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also “Executive Compensation and Other Information—Compensation Committee Report.”

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), consisting of Mr. Kolb (Chairman), Ms. Bonanno and Mr. McCurdy. Prior to May 16, 2007, the directors on the Governance Committee were Mr. Fiedler (Chairman), Mr. Bruckmann, and Mr. McCurdy. The Governance Committee met two times in 2007. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. See also “Corporate Governance—Nomination Process for the Board of Directors.” The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Executive Sessions with Non-Management Directors. All directors who are not members of the Company’s management team meet without the Chief Executive Officer and other Company personnel as needed during a portion of each non-telephonic Board of Directors meeting. The Chairmen of the Company’s standing committees chair these executive sessions on a rotating basis.

2007 DIRECTOR COMPENSATION

The following table presents certain summary information concerning director compensation paid by the Company for services rendered during the fiscal year ended December 31, 2007.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Phyllis O. Bonanno	74,000	—	160,902	—	—	—	234,902
Bruce C. Bruckmann	71,928	—	81,733	—	—	—	153,661
John F. Fiedler	71,479	—	95,047	—	—	—	166,526
David L. Kolb	80,416	—	81,733	—	—	—	162,149
Larry W. McCurdy	83,994	—	81,733	—	—	—	165,727
Robert N. Pokelwaldt	76,938	—	81,733	—	—	—	158,671

Retired Directors
Leo Benatar	50,000	—	81,733	—	—	—	131,733

(1)	Outstanding stock options held by each Director at December 31, 2007 were 18,000, 14,850, 22,500, 15,750, 20,250 and 20,250 for Ms. Bonanno, Mr. Bruckmann, Mr. Fiedler, Mr. Kolb, Mr. McCurdy and Mr. Pokelwaldt, respectively.
(2)	Includes fees earned for attending meetings and payment of annual retainer. Mr. Bruckmann, Mr. Fiedler, Mr. Kolb, Mr. McCurdy and Mr. Pokelwaldt elected to take the 2007 retainer of $29,928, $32,479, $32,416, $34,994 and $29,938, respectively, in lieu of cash, in the form of Common Stock of 352, 382, 382, 412 and 352 shares, respectively, pursuant to the Company’s 1997 Non-Employee Director Stock Plan. Cash representing fractional shares is carried forward to the following year. For 2007, Mr. Kolb elected to receive his retainer in the form of phantom stock.
(3)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2007 for financial accounting purposes, excluding forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Proxy Statement, as well as awards granted in prior years for which the Company continued to recognize expense in 2007. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. The Company pays non-employee directors an annual retainer of $30,000 and a fee of $4,000 for each Board meeting and $1,000 for each Committee meeting attended. The Compensation Committee and Governance Committee Chairmen receive an additional annual retainer of $2,500 each, and the Audit Committee Chairman also receives an annual retainer of $5,000. Prior to 2008 and pursuant to the Company’s 2002 Long-Term Incentive Plan, directors who are not employees of the Company were initially granted non-qualified stock options to purchase 11,250 shares of Common Stock as of the date they commenced service as a director and then on January 1 of each year of service, such non-employee directors who are directors on such date received an option to purchase 2,250 shares of Common Stock. The exercise prices for all such option grants are based on a formula that with respect to initial grants relates to the closing sale price of the underlying Common Stock on the business day immediately preceding the date of grant and with respect to subsequent grants is the average of the closing sale prices of the underlying Common Stock on the last business day of each of the Company’s four fiscal quarters during the preceding fiscal year. Commencing January 1, 2008, the Company replaced the stock option compensation component for non-employee directors as described above with a new stock compensation program. Under the new program and pursuant to the Company’s 2007 Incentive Plan, each non-employee director is to receive a grant of 1000 restricted stock units on the first business day of each year provided such director is serving on the Board of Directors on such date. The Company reimburses all directors for expenses the directors incur in connection with attendance at meetings of the Board of Directors or Committees.

In December 1996, the Board of Directors adopted the Mohawk Industries, Inc. 1997 Non-Employee Director Stock Compensation Plan (the “Director Stock Compensation Plan”) to promote the long-term growth of the Company by providing a vehicle for its non-employee directors to increase their proprietary interest in the Company and to attract and retain highly qualified and capable non-employee directors. Under the Director Stock Compensation Plan, non-employee directors may elect to receive their annual cash retainer fees (excluding any meeting fees) in shares of Common Stock of the Company, based on the fair market value of the Common Stock at the beginning of each quarter. The maximum number of shares of Common Stock which may be granted under the plan is 37,500 shares, which shares may not be original issue shares. In 1997, the Director Stock Compensation Plan was amended by the Board of Directors to include an optional income deferral feature using a book entry, stock valued (phantom stock) account that would fluctuate in value based on the performance of the Common Stock of the Company over the deferral period. The Board of Directors may suspend or terminate the Director Stock Compensation Plan at any time.

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee members reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management. The Audit Committee members also discussed the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, with the Company’s independent auditors. The Audit Committee received the written disclosure letter from the independent auditors required by relevant professional and regulatory standards, discussed with the independent auditors any relationships that may impact the objectivity and independence of the independent auditors and satisfied itself as to the independence of the independent auditors. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2007 described below under “Principal Accountant Fees and Services” was compatible with maintaining such independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Audit Committee

Larry W. McCurdy-Chairman

Bruce C. Bruckmann

Joseph A. Onorato

Robert N. Pokelwaldt

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Company’s principal independent registered public accounting firm for the audit of the Company’s annual financial statements for fiscal 2007 and 2006, respectively, and fees billed for non-audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during fiscal 2007 and 2006, respectively.

	2007	2006
Audit Fees (a)	$3,827	2,507
Audit Related Fees (b)	242	76
All Other Fees (c)	—	50

	$4,069	2,633

(a)	Audit services consist principally of the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation (foreign or domestic), such as statutory audits in U.S. and non-U.S. locations. In 2007, the Company’s principal independent registered public accounting firm audited the Unilin segment. In 2006, the Unilin segment was audited by a different firm.
(b)	Audit related services consist principally of due diligence services provided in connection with various business acquisitions, audits of financial statements of employee benefit plans and professional services related to consultation with management on the accounting for various matters.
(c)	All other fees include services related to customer due diligence.

The Audit Committee pre-approved all audit and audit related services in fiscal 2007 and 2006. The Audit Committee has delegated to the Chairman of the Audit Committee, the authority to pre-approve audit and audit related, tax and non-audit related services to be performed by the Company’s independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

Our objective is to have a compensation program that enables us to attract, motivate and retain highly-qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. We design our compensation program with a view to attracting and retaining executive leadership of a caliber and level of experience necessary to manage effectively our complex and global businesses. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the executive’s compensation and our annual and long-term financial performance;

•	create elements of financial risk through performance-based incentive compensation, which offer an opportunity for financial reward to the executives;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executives’ compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we can compete for talent.

How we Determine and Assess our Executive Compensation

Our Board of Directors bears the ultimate responsibility for approving the compensation of our named executive officers. The Compensation Committee of our Board of Directors (the “Committee”) has been delegated authority to discharge these responsibilities. Information about the Committee and its composition, responsibilities and operations can be found in this proxy statement, under the caption “Meetings and Committees of the Board of Directors.”

Our determinations and assessments of executive compensation are primarily driven by two considerations: market data based on the compensation levels, programs and practices of certain other companies for comparable executive positions; and Company and individual performance in specified areas, such as financial and operational.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. The peer group consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. For purposes of setting compensation levels for 2007, the peer group was comprised of the following companies:

American Standard Inc.	Newell Rubbermaid Inc.
Avery Dennison Corporation	Polo Ralph Lauren Corporation
The Black & Decker Corporation	PPG Industries, Inc.
Fortune Brands, Inc.	The Sherwin-Williams Company
Illinois Tool Works Inc.	Stanley Works
Jones Apparel Group, Inc.	MeadWestvaco Corporation
Leggett & Platt, Incorporated	VF Corporation
Masco Corporation

We obtained information on the annual compensation levels, programs and practices of the companies within the peer group from market surveys conducted by Wachovia Insurance Services National Compensation Consulting Firm, a compensation consultant engaged by the Committee. The Committee evaluates compensation levels for our named executive officers based upon a comparison to the market median values. As our strategy changes and we leverage our capabilities into other markets, we will review the peer group, annually, to assure that it provides an appropriate basis of comparison.

Company and Individual Performance

While market competitiveness is important, we also use other measurements to determine our compensation levels. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on financial metrics that we believe are indicators of whether the Company and its business units are achieving our annual or long-term business objectives, such as earnings per share, earnings after capital charge and inventory turns.

We believe that market competitiveness and performance factors, considered in conjunction, provide a reasonably measurable assessment of executive performance that will build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions, from setting base salaries to providing annual and long-term rewards.

2007 Review of Compensation

The Committee engaged Wachovia Insurance Services National Compensation Consulting Firm to assist the Committee with a marketplace assessment of our named executive officers’ 2006 compensation in comparison to the compensation for comparable positions within our peer group, which was then used as a basis for determining

2007 compensation. Mr. De Cock is compensated under his 2005 management agreement discussed further in Certain Relationships and Related Transactions and his compensation was not included in this assessment. The Committee asked the consulting firm to provide compensation data for each peer company and to calculate the median compensation of the peer group. The Committee analyzed available market data in terms of each of the following:

•	base salary,

•	annual bonus,

•	total cash compensation, which includes base salary and annual bonus,

•	total long-term incentive compensation, and

•	total direct compensation, which includes base salary, annual bonus and long-term incentive opportunity.

This assessment showed that our named executive officers for 2007 (other than Mr. De Cock) received: (i) 2006 base salaries of approximately 67% to 92% of the market median; (ii) 2006 total cash compensation ranging from approximately 50% to 84% of the market median; (iii) total long-term incentive compensation significantly less than the market median; and (iv) total direct compensation ranging from approximately 40% to 70% of market median, with our chief executive officer at approximately 40% of the median.

The Committee reviewed this assessment at its February 21, 2007 meeting, together with Mr. Lorberbaum’s recommendations for compensation for the named executive officers other than himself. In furtherance of the Committee’s objectives to move compensation toward the market median and in consideration of individual performance, Mr. Lorberbaum recommended, and the Committee approved base salary increases of 27.8% for Mr. Boykin, 9.3% for Mr. Wellborn, and 7.32% for Mr. Turk . For the same reasons, the Committee approved a base salary increase for Mr. Lorberbaum of 15.1%. In consideration of Mr. De Cock’s performance in 2006, he was awarded a 4% increase. To enhance the long-term incentive compensation component for our named executive officers, the Committee established an additional stock incentive program for the named executive officers. Under such program, Mr. Lorberbaum and Mr. Wellborn each became eligible to receive Company stock-based awards valued at up to $500,000, and the other named executive officers each became eligible to receive Company stock-based awards valued at up to $300,000, with such awards scheduled to be granted in 2009 and based upon achievement of Company performance objectives over both 2007 and 2008, as described below.

At this meeting, the Committee reviewed a tally sheet detailing the various elements of compensation of our named executive officers for 2007, including base salary and annual and long-term incentives under various hypothetical scenarios. The Committee believes that all of these elements in the aggregate provide a reasonable and market competitive compensation opportunity for our named executive officers and that each element contributes to our compensation objectives discussed above.

Elements of our Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, annual incentive awards, and long-term incentive opportunities, which together comprise an executive’s total direct compensation in a given year or performance period. The program is complemented with perquisites and other executive benefits, including 401(k) matching contributions and severance benefits.

Base Salary

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is the one fixed component of our executives’ total direct compensation, in contrast to annual and long-term compensation, which is at risk based on performance. The Committee reviews the base salaries of our executive officers annually and whenever an executive is promoted. Mr. Lorberbaum makes salary recommendations to the Committee with respect to executive officers other than himself. We evaluate our named executive officers’ base salaries in comparison to the median of the peer group salaries for that position to maintain competitive levels. In addition, we also consider the executive’s experience for the position, and his or her personal contribution to the financial and operational performance of the Company and our businesses.

These other factors could cause any one executive officer’s base salary to be above or below the market median for his or her comparable position. Based on the Committee’s review of marketplace comparables and the foregoing individual factors, base salaries for 2007 for our named executive officers were increased as referenced in 2007 Review of Compensation.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and our annual performance. Unlike base salary, which is fixed, our executives’ annual bonus is at risk based on how well we and our executives perform.

For 2007, the Committee approved an executive incentive plan (the “2007 EIP”) that is intended to provide total cash compensation that targets the 75th percentile of total cash compensation for our peer group, if outstanding performance is achieved. The Grants of Plan-Based Awards table disclosed in this proxy statement shows the threshold, level 1, target and maximum 2007 EIP Awards that each of our named executive officers was eligible to receive for 2007. By placing a significant portion of an executive’s annual pay at risk, the Committee believes that compensation is more directly related to performance and will more closely link the financial interests of the executives and those of the stockholders. Given our business objectives, the Committee believes this policy to be appropriate and fair for both the executives and the stockholders.

The 2007 EIP was designed to provide incentive bonus opportunities to a number of executives, including our named executive officers. For our named executive officers other than Mr. De Cock, the annual incentive is based on an assessment of both our overall Company and divisional performance as compared to earnings per share (“EPS”), earnings after capital charge (“EAC”) and inventory turn thresholds established by the Committee. If the EPS threshold is attained, then the bonus calculation is based on the attainment of increasing levels of improvement of (i) 2007 EPS over targets established by the Committee, (ii) 2007 EAC over EAC targets established by the Committee, and (iii) 2007 Inventory Turns over inventory turn targets established by the Committee. For each metric, we set a specific target performance goal and defined performance range around the target. The performance range consists of a threshold (minimum performance level), a level 1 performance level, a target (midpoint performance level), and a maximum performance level. We believe the target performance level for each metric is likely to be achieved with good performance by our executives under expected economic and industrial conditions. Maximum performance levels are achievable only with superior performance by our executives. If the threshold performance level for a metric is not achieved, then no EIP bonus is earned based on that metric. If the EPS threshold is not reached, then no EIP bonus is earned regardless of the performance based on EAC and inventory turns. The bonus for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. EIP bonus amounts are interpolated for results falling between the threshold, level 1, target and maximum performance levels. Mr. De Cock’s performance goals are based on achievement of EBITDA objectives applicable to the Unilin segment as set forth in his management agreement described further in Certain Relationships and Related Transactions. The Committee has the authority to interpret the 2007 EIP, make changes to it or grant special bonuses for exceptional performance as it deems appropriate.

We selected these financial metrics for 2007 because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the financial performance of the Company. We also believe they are good indicators of our overall performance and lead to the creation of long-term value for our stockholders.

For the 2007 performance goals applicable to Mr. Lorberbaum, Mr. Wellborn and Mr. Boykin, we exceeded the maximum performance goal for EPS, the target performance goal for EAC and the threshold performance goal for inventory turns. While the calculated bonus payout based on this achievement would have provided for an award of 89% of the maximum payout, the Committee exercised its discretion to award lesser amounts based, in significant part, on the Committee’s recognition of the impact a 2007 tax benefit associated with a corporate restructuring had on achievement of the maximum performance goal for EPS . Based upon achievement of 2007 performance goals applicable to Mr. De Cock, the maximum performance objective was achieved and he was awarded the maximum payout. Regarding performance goals applicable to Mr. Turk, we either achieved or exceeded the applicable threshold performance goals for EPS, EAC and inventory turns, and his calculated 2007 EIP bonus payout based on this achievement provided for an award of 83% of target. Recognizing that Mr. Turk achieved these objectives in a particularly challenging business environment, the Committee exercised its discretion to award Mr. Turk an additional bonus amount such that his bonus payments equalled the target amount.

The Committee sets the annual EIP award for Mr. Lorberbaum and approves all our other executive officers’ annual EIP awards after considering his recommendations. The Grants of Plan-Based Awards table disclosed in this proxy statement shows the threshold, level 1, target and maximum EIP awards that each of our named executive officers was eligible to receive in 2007. Their actual 2007 EIP awards are disclosed in the Summary Compensation Table in this proxy statement.

Long-Term Incentives

In addition to our 2007 EIP, the Committee has approved the 2007 Equity Plan. We believe the 2007 Equity Plan provides the opportunity to reward and assist us with the retention of our executives, including our named executive officers. By aligning financial rewards with the economic interests of our stockholders, executives are encouraged to work toward achieving our long-term strategic objectives. In 2007, our named executive officers other than Mr. De Cock received the opportunity to earn long-term incentive awards in the form of restricted stock units. The threshold, target and maximum performance goals under the 2007 Equity Plan are the same as the level 1, target and maximum performance goals, respectively, under the 2007 EIP, described above. The achievement of the threshold provides for the grant of 1500 or 2250 restricted stock units in 2008, depending on the office held by the participant. Reaching the target provides for the grant of 3,000 or 4,500 restricted stock units in 2008, and reaching the maximum provides for the grant of 6,000 or 9,000 restricted stock units in 2008. Awards are interpolated between the threshold, target and maximum amounts. For 2007, Mr. De Cock was eligible to receive up to 10,000 stock options based on Company EPS.

For 2007, our named executive officers achieved the performance goals as set forth under Annual Incentives. The Committee used its discretion to reduce the number of restricted stock units awarded to each of Mr. Lorberbaum, Mr. Wellborn and Mr. Boykin recognizing the same factors and using the same methodology it used to reduce annual incentive payouts. As Mr. De Cock achieved maximum performance objectives, he was awarded the maximum level of stock options. Mr. Turk was awarded restricted stock units under the 2007 EIP based on achievement of 83% of target.

As discussed above under 2007 Review of Compensation, the Committee established an additional stock incentive program for our named executive officers. Under this program, Mr. Lorberbaum and Mr. Wellborn are each eligible to receive Company stock-based awards valued at up to $500,000, and each of the other named executive officers are eligible to receive Company stock-based awards valued at up to $300,000, with such awards to be granted in 2009 based upon achievement of certain Company earnings per share and earnings after capital charge performance objectives over both 2007 and 2008. The Committee will evaluate the 2007 and 2008 performance in this regard in 2009 and determine the appropriate award at that time.

The Committee also provided a special 2007 incentive opportunity in which Mr. Wellborn became eligible to receive an award of up to $775,000 in value of restricted stock units, with the amount of the award to be determined based on the growth in EPS associated with the Unilin business segment in 2007 versus 2006. On February 20, 2008, the Committee determined that the Unilin business unit exceeded the established performance goal, and it awarded Mr. Wellborn $775,000 in value of restricted stock units.

All awards earned for 2007 are disclosed under 2007 Grants of Plan Based Awards in this proxy statement.

Allocation of Total Direct Compensation

Just as our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be at risk. For example, in 2007, assuming achievement of maximum performance objectives approximately 32% of Mr. Lorberbaum’s total direct compensation was fixed (in the form of salary) and the remaining approximately 68% was at risk: approximately 47% was represented by his annual cash bonus award and 21% by his long-term incentive opportunity. Our other named executive officers had similar weightings of fixed and at-risk compensation for 2007, with the following ranges: 32%-46% salary, 37%-43% annual cash bonus and 15%-31% long-term incentive opportunity.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation. Access to health care and other welfare benefits protects all employees’ and their families’ health and well-being. We offer additional executive perquisites at the senior leadership level. Under our executive perquisite policy, we provide our executive officers defined contribution matching benefits, health benefits and life insurance coverage benefits. Individually and in the aggregate, we believe that the perquisites we provide to our named executive officers are appropriate to ensure that our executive compensation remains competitive.

For information on the incremental cost of these perquisites and other personal benefits, refer to the footnotes to the Summary Compensation Table of this proxy statement.

Retirement Benefits and Deferred Compensation

Retirement Benefits. Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component which promotes retention. We believe that our retirement program, including the amount of benefit, is adequate to ensure that our executive compensation remains competitive.

We maintain the Mohawk Carpet Corporation Retirement Savings Plan II, a tax-qualified defined contribution retirement plan in which our named executive officers are eligible to participate, along with a substantial number of our employees.

We maintain the Mohawk Industries, Inc. Executive Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis. We believe the provision of this deferral opportunity is a competitive practice in the marketplace. For more information see the Nonqualified Deferred Compensation table in this proxy statement.

During 2007, Mr. De Cock reached the eligible retirement age under a pension plan applicable to certain Unilin employees and received a lump sum payment as discussed further in 2007 Pension Benefits.

Severance Pay Arrangements

In order to retain and attract highly-qualified executives, our named executive officers participate in our employee severance plan, which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our named executive officers other than Mr. Wellborn and Mr. De Cock, are employees at-will and, with the exception of these two named executive officers, do not have long-term employment contracts with us. We believe that the at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. See Certain Relationships and Related Transactions for a description of our employment agreements with Mr. Wellborn and Mr. De Cock, including severance benefits provided thereunder.

Tax, Accounting and Other Considerations

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (Section 162(m)) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

Accounting Considerations

With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment did not have a material effect on the selection of forms of compensation for 2007.

Proposed Changes for 2008

In February 2008, the Committee approved the Senior Executive Bonus Plan (SEBP) in which our named executive officers are participants for fiscal year 2008. The SEBP replaces the 2007 EIP and is a sub-plan of our 2007 Incentive Plan, which allows incentive awards that are fully deductible by the Company under Section 162(m). Under the SEBP, the Company will establish a bonus pool based on a percentage of consolidated operating income for the year (1.25% for 2008), provided the Company achieves positive consolidated operating income for such year. This bonus pool will then be used to fund the annual cash incentive awards to our executive officers. Each executive officer will have an individual award limit which will be that person’s 2008 SEBP award absent Committee discretion to pay a lesser amount.

To guide it in exercising such discretion, the Committee may establish or approve intermediate performance goals and their respective weightings, and intermediate incentive opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance, whether at the Company, division or individual level. For 2008, the Committee has established intermediate financial performance goals based on EPS, EAC and inventory turns, as well as intermediate individual performance objectives.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Decisions and recommendations regarding the compensation of our executives are made by a four member Compensation Committee composed entirely of independent directors, as determined by the Board of Directors. The following is a report of the Compensation Committee concerning our executive compensation policies for 2007.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

Compensation Committee

John F. Fiedler-Chairman

Bruce C. Bruckmann

David L. Kolb

Robert N. Pokelwaldt

2007 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 31, 2007 and 2006 for (i) the Principal Executive Officer and the Principal Financial Officer of the Company, and (ii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2007) (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Jeffrey S. Lorberbaum,	2007	950,000	—	192,985	159,870	701,100	—	5,625	2,009,580
Chief Executive Officer	2006	825,000	—	59,358	189,118	812,644	—	5,500	1,891,620

Frank H. Boykin,	2007	460,000		111,034	329,890	400,000	—	5,625	1,306.549
Chief Financial Officer	2006	360,000	100,000	6,183	347,340	295,514	—	5,500	1,114,537

W. Christopher Wellborn,	2007	775,000		208,998	534,069	571,950	—	13,576	2,103,593
Chief Operating Officer	2006	709,032	225,000	46,665	641,526	645,826	—	13,073	2,281,122

Harold G. Turk,	2007	440,000	56,000	526,086	331,757	274,000	—	14,069	1,642,912
President Dal-Tile	2006	410,000		—	449,349	368,398	—	10,953	1,238,700

Frans G. De Cock,	2007	623,350	—	—	54,827	568,523	21,143	43,736	1,311,279
President—Unilin	2006	564,375	—	—	—	479,715	43,909		1,087,999

(1)	Reflects the value of special cash bonuses awarded in light of their contributions in 2007 and 2006.
(2)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2007 and 2006 for financial accounting purposes, excluding forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Proxy Statement, as well as awards granted in prior years for which the Company continued to recognize expense in 2007 and 2006. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Represents the cash portion of the EIP earned in 2007 and 2006. Excludes the non-cash portion of the bonus for 2006 which was awarded in restricted stock. No restricted stock was awarded for 2007.
(4)	Reflects the increase during 2007 and 2006 in actuarial present values of Mr. De Cock’s accumulated benefits under the Insurance Group for Executives plan.
(5)	Amounts related to Mr. Wellborn and Mr. Turk includes 401(k) matching contributions, medical benefits and premiums for disability and life insurance. Amount related to Mr. De Cock represents additional compensation in 2007 equal to the premium the Company paid prior to 2007 relating to his pension.

2007 Grants of Plan Based Awards

			Estimated Future Payouts under Non-Equity Incentive Plans (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold	Level 1 ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Jeffrey S. Lorberbaum						2,250	4,500	9,000
	2/22/2007											786,660
	2/22/2007								1,466			136,221
		$—	342,000	855,000	1,425,000

Frank H. Boykin						1,500	3,000	6,000
	2/22/2007											524,440
	2/22/2007								533			49,526
		—	138,000	345,000	529,000

W. Christopher Wellborn						2,250	4,500	9,000
	2/22/2007											781,978
	2/22/2007								1,890			175,619
		—	279,000	697,500	1,046,250

Harold G. Turk						1,500	4,500	9,000
	2/22/2007											504,867
	2/22/2007								535			49,712
		—	132,000	330,000	506,000

Frans G. De Cock (4)							5,000	10,000
	2/22/2007										93.65	319,853
					564,655

(1)	Represents Threshold, Level 1, Target, and Maximum payout levels under the 2007 EIP. The actual amount of incentive bonus earned by each named executive officer in 2007 is reported under the Non-Equity Incentive Plan Compensation column and accompanying footnote in the Summary Compensation Table. Additional information regarding the design of the EIP is included in the Compensation Discussion and Analysis.
(2)	Represents Threshold, Target and Maximum number of performance-based restricted stock units (an “RSU”) awarded to each named executive officer under the 2007 LTIP. Each award represents a contingent right to receive one share of Company Common Stock in the future. Awarded RSU’s vest at 20% per year with the initial award in 2008 and subsequent increments awarded on the anniversary of the grant date each year (or earlier in the event the executive’s employment with the Company is terminated due to death or disability). Additional information regarding the design of the EIP is included in the Compensation Discussion and Analysis.
(3)	Represents the value of RSU’s and restricted stock awards granted in 2007 but earned based on performance under the 2006 EIP Plan and the 2006 Long-Term Incentive Plan. The grant date fair value is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant. The grant date fair value of options was calculated using the Black Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(4)	Mr. De Cock’s bonus is determined under his employment agreement with the Company. Under the contract, Mr. De Cock was eligible to earn 85% of his base salary based on EBITDA performance of the Company’s Unilin division. In addition, Mr. De Cock was eligible to earn up to 10,000 stock options based upon the overall Company’s earnings per share growth performance. Mr. De Cock was awarded 10,000 options in 2007.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards for each of the named executive officers on December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Award Vest Date
Jeffrey S. Lorberbaum	10,000	—		30.53	2/27/2011
	1,400	—		63.14	2/26/2012
	1,400	700	(1)	48.50	2/24/2013
	4,000	4,000	(2)	73.45	2/5/2014
	4,000	6,000	(3)	88.33	2/23/2015
						1,466	$109,070	2/22/2009	(7)
						8,400	624,960	2/21/2012	(8)
Frank H. Boykin.	—	700	(1)	48.50	2/24/2013
	—	2,400	(2)	73.45	2/5/2014
	14,000	21,000	(3)	88.33	2/23/2015
						533	$39,655	2/22/2009	(7)
						5,600	416,640	2/21/2012	(8)
W. Christopher Wellborn	25,000	—		63.90	3/20/2012
	2,800	700	(1)	48.50	2/24/2013
	8,100	5,400	(2)	73.45	2/5/2014
	4,000	6,000	(3)	88.33	2/23/2015
	20,000	30,000	(3)	81.90	11/15/2015
						263	$19,567	2/23/2008	(6)
						1,890	140,616	2/22/2009	(7)
						8,350	621,240	2/21/2012	(8)
Harold G. Turk	—	700	(1)	48.50	2/24/2013
	—	3,800	(2)	73.45	2/5/2014
	2,000	3,000	(3)	88.33	2/23/2015
	10,000	15,000	(3)	88.00	12/15/2015
	1,000	4,000	(4)	83.50	2/22/2016
						535	$39,804	2/22/2009	(7)
						5,391	401,090	2/21/2012	(8)
Frans G. De Cock	—	10,000	(5)	93.65	2/21/2017	—	—

(1)	The stock options were granted on February 24, 2003 and vest ratably over five years on each of the first five anniversaries of the grant date.
(2)	The stock options were granted on February 5, 2004 and vest ratably over five years on each of the first five anniversaries of the grant date.
(3)	The stock options were granted on February 23, 2005 and vest ratably over five years on each of the first five anniversaries of the grant date. In addition, Mr. Wellborn was granted options on November 15, 2005 in connection with his promotion to Chief Operating Officer and Mr. Turk was granted options on December 15, 2005 in connection with his promotion to President of Dal-Tile. The options vest ratably over five years on the anniversary of the grant date.
(4)	The stock options were granted on February 22, 2006 and vest ratably over five years on each of the first five anniversaries of the grant date.
(5)	The stock options were granted on February 21, 2007 and vest ratably over five years on each of the first five anniversaries of the grant date.

(6)	Restricted shares granted on February 23, 2006, in connection with Mr. Wellborn’s executive annual incentive bonus for 2005. The restrictions lapsed on February 23, 2008.
(7)	Restricted shares granted on February 22, 2007, in connection with each executive’s annual incentive bonus for 2006. The restrictions on these shares have lapsed on February 22, 2008 for 50% of the shares and the remaining 50% will lapse on February 22, 2009.
(8)	Restricted stock units granted on February 22, 2007, in connection with each executive’s annual incentive bonus for 2006 and vest ratably over five years on each of the first five anniversaries of the grant date.

2007 Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of stock options and vested stock awards by the Named Executive Officers during fiscal 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
Jeffrey S. Lorberbaum	—	—	672	62,462
Frank H. Boykin	15,350	456,441	70	6,507
W. Christopher Wellborn	—	—	540	50,193
Harold G. Turk	28,500	774,883	535	49,728
Frans G. De Cock	—	—	—	—

(1)	Value realized is the difference between the fair market value of the securities underlying the options and the exercise price on the date of exercise.
(2)	Value realized on vesting of restricted stock.

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE
Jeffrey S. Lorberbaum	—	—	—	—	—
Frank H. Boykin	72,300	—	87,659	—	1,031,513
W. Christopher Wellborn	38,250	—	27,731	—	620,671
Harold G. Turk	—	—	4,847	—	462,604
Frans G. De Cock	—	—	—	—	—

(1)	Reflects elective deferrals under the Executive Deferred Compensation Plan. These amounts are not reported as 2007 compensation in the Summary Compensation Table.

The Executive Deferred Compensation Plan is a nonqualified deferred compensation plan where the named executive officers may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due prior to January 1 of each year, and are irrevocable. Mohawk directs a Trustee to invest the assets which are held in an irrevocable Rabbi Trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, Mohawk may direct the Trustee in writing to invest the assets held in the Trust to correspond to the hypothetical investments made for Participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The executive must make an election regarding payment terms at least twelve (12) months prior to payment, which may be either a lump sum, or annual installments of from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

2007 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frans G. De Cock	Insurance Group for Executives	37.9	595,510	585,816

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the Insurance Group for Executives (the “Pension Plan”). The Pension Plan provides a lump sum benefit upon reaching age 65 to eligible employees of the Company’s Unilin division. Benefits are based on the minimum of the number of years of service divided by the maximum number of service years of 40, multiplied by 4.8 multiplied by the average salary of five years preceding retirement, or Euro 153,000 multiplied by 3.68. The maximum annual benefit is limited to Euro 153,000, indexed to the consumer price index, or approximately $197,370. The assumptions used in determining the present value of the accumulated benefit are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC. During 2007, Mr. De Cock reached the eligible retirement age and received a lump sum payment of $585,816.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued under the Company’s existing equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding awards and options	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders (1)	1,592,140	$69.89	4,714,258
Equity Compensation Plans Not Approved by Stockholders (2)	—	—	8,752

(1)	Includes the Company’s 2007 Incentive Plan, 1997 Long-Term Incentive Plan, 1993 Stock Option Plan, 1992 Mohawk-Horizon Stock Option Plan, 1992 Stock Option Plan, Dal-Tile International Inc. 2000, 1998 and 1997 Amended and Restated Stock Option Plans and DTM Investors Inc. 1990 Stock Option Plan.
(2)	Includes the Non-Employee Director Stock Compensation Plan. For a brief description of the material features of the Non-Employee Director Stock Compensation Plan, see “Proposal I—Election of Directors—Meetings and Committees of the Board of Directors—Director Compensation.”

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) was adopted by the Board of Directors on December 15, 2006 and can be obtained from the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, has or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration and approval, after consideration of the relevant facts and circumstances of a particular Related Party Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Ethics Standards.

The Company has entered into an employment agreement with Mr. Wellborn. Pursuant to the terms of the employment agreement, Mr. Wellborn receives a current base salary of $775,000. The base salary is subject to periodic review by the Company and may be adjusted, based on the Company’s performance, the individual’s performance, market conditions or such other factors as are deemed relevant by the Company, provided, however, that it may not be adjusted below the current level. Mr. Wellborn’s employment agreement also makes him eligible to earn an annual bonus of up to 135% of the minimum base salary. In the event that Mr. Wellborn is terminated without “cause” or resigns for “good reason,” Mr. Wellborn will be entitled to (i) a lump sum payment equal to his annual salary due through December 31, 2008, plus a prorated annual bonus, and (ii) continued participation in employee benefit plans until December 31, 2008. Mr. Wellborn’s options shall immediately vest and become fully exercisable (i) in the event of a change in control of the Company, (ii) if Mr. Wellborn is terminated without “cause” or (iii) if Mr. Wellborn resigns for “good reason.”

On October 31, 2005, the Company entered into a three-year management agreement with Mr. De Cock. Pursuant to the terms of the management agreement, Mr. De Cock receives a current base salary of Euro 454,996 or approximately $623,350. Mr. De Cock’s management agreement also makes him eligible for an annual bonus of up to 85% of his base salary. In addition, Mr. De Cock participates in Mohawk’s incentive plan based on growth of Mohawk’s earnings per share from year-to-year. In the event that Mr. De Cock’s agreement is terminated without cause and with less than twelve months notice, Mr. De Cock will be entitled to receive an amount equal to his base pay multiplied by 1.85. In addition, in 2007 Mr. De Cock received as salary an amount equal to the premium previously paid by the Company on Mr. De Cock’s pension plan. For 2007 the amount of this premium is $43,736.

Mr. De Cock’s son is employed by the Company as President—Unilin U.S. Under the terms of his employment agreement, Mr. De Cock’s son earned approximately $667,772.46 including bonus in 2007. In addition, Mr. De Cock’s son earned approximately $1,410,529 under a discounted stock purchase agreement entered into in connection with the purchase of Unilin by the Company.

Compensation Committee Interlocks and Insider Participation

The following Directors served on the Compensation Committee during 2007: Mr. Fiedler (Chairman), Mr. Kolb and Mr. Pokelwaldt. Prior to May 16, 2007, the directors on the Compensation Committee were Leo Benatar (Chairman), Phyllis O. Bonanno, John F. Fiedler and David L. Kolb. Mr. Kolb was previously the Chairman and Chief Executive Officer of the Company, from which he retired in 2004 and 2001, respectively. None of such persons was a party to a Related Person Transaction during 2007.

Principal Stockholders of the Company

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 21, 2008, by (i) each person who is known by the Company beneficially to own more than five percent of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the Named Executive Officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Ruane, Cunniff & Goldfarb, Inc. (1)	12,735,317	18.6%
Jeffrey S. Lorberbaum (2)	11,723,779	17.1
Aladdin Partners, L.P. (3)	8,423,438	12.3
Select Equity Group, Inc. (4)	5,665,019	8.3
Fairholme Capital Management, L.L.C. (5)	5,520,021	8.1
Ariel Capital Management (6)	4,387,118	6.4
Blavin and Company, Inc. (7)	3,680,080	5.4
David L. Kolb (8)	320,582	*
Bruce C. Bruckmann (9)	284,236	*
W. Christopher Wellborn (10)	74,615	*
H. Monte Thornton (11)	46,193	*
Robert N. Pokelwaldt (12)	42,440	*
Harold G. Turk (13)	19,214	*
Frank H. Boykin (14)	24,276	*
Larry W. McCurdy (12)	24,797	*
John F. Fiedler (15)	22,924	*
Phyllis O. Bonanno (16)	12,197	*
Frans G. De Cock (17)	2,000	*
Thomas J. Kanuk (18)	98	*
James T. Lucke	—	*
Joseph T. Onorato	—	*
All directors and executive officers as a group (15 persons)	12,597,351	18.4%

*	Less than one percent.
(1)	Based upon Schedule 13G/A dated February 14, 2008 filed with the SEC by Ruane, Cunniff & Co., Inc. The address of Ruane, Cunniff & Goldfarb, Inc. is 767 Fifth Avenue, Suite 4701, New York, New York 10153-4798.
(2)	The address of Mr. Jeffrey S. Lorberbaum is 2001 Antioch Road, Dalton, Georgia 30721. Includes 8,423,438 shares held by Aladdin Partners, L.P.; please see footnote 3 for a description of Aladdin Partners’ share ownership. Also includes 199,640 shares owned by The Alan S. Lorberbaum Family Foundation, of which Mr. Lorberbaum is a trustee and may be deemed to share voting and investment power. Includes 2,705,604 shares held by the JMS Group Limited Partnership (“JMS”) and 30,000 shares held by SJL Management Co., LLC (“SJL”). SJL is the general partner of JMS. Mr. Lorberbaum is a one-third member of SJL and may be deemed to share voting and dispositive power with respect to all shares held by JMS. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, the sole general partner of Cuddy, and may be deemed to share voting and dispositive power with respect to all such shares. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 25,500 shares issuable upon the exercise of currently vested options, restricted shares of 733 pursuant to the Company’s Executive Incentive Program and 194 shares owned pursuant to the Company’s 401(k) Plan. Mr. Lorberbaum had no beneficial shares pledged as security as of March 21, 2008.

(3)	The address of Aladdin Partners, L.P. is 2001 Antioch Road, Dalton, Georgia 30721. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. The address of ASL Management Corp. is 2001 Antioch Road, Dalton, Georgia 30721. Mr. Jeffrey Lorberbaum is the owner of 100% of the outstanding voting stock of ASL Management Corp. and, as a result, may be deemed to share voting and investment power with respect to these shares. Mr. Barry L. Hoffman is a director of ASL Management Corp. and, as a result of such position, may be deemed to share voting and investment power with respect to these shares. Excludes 2,000 shares owned of record by Mr. Hoffman in his individual capacity. The address of Mr. Hoffman is 2001 Antioch Road, Dalton, Georgia 30721. Each of ASL Management Corp., Mr. Jeffrey Lorberbaum and Mr. Hoffman disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest.
(4)	Based upon Schedule 13G dated February 14, 2008, filed with the SEC by Select Equity Group, Inc. The address of Select Equity Group, Inc. is 380 Lafayette Street, 6th Floor, New York, NY 10003-6933.
(5)

Based upon Schedule 13G dated February 13, 2008, filed with the SEC by Fairholme Capital Management, L.L.C. The address of Fairholme Capital Management, L.L.C. is 4400 Biscayne Boulevard, 9th Floor, Miami, Fl 33137.

(6)	Based upon Schedule 13G dated February 14, 2008, filed with the SEC by Ariel Capital Management, LLC. The address of Ariel Capital Management, LLC is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.
(7)	Based upon Schedule 13G dated February 14, 2008, filed with the SEC by Blavin and Company, Inc. The address of Blavin and Company, Inc. is 7025 N. Scottsdale Road, Suite 230, Scottsdale, AZ 85253.
(8)	Includes 11,250 shares issuable upon the exercise of currently vested options, and 721 shares owned pursuant to the Company’s 401(k) plan. Also includes 4,820 shares held by two minor children and 2,250 shares held by a family foundation.
(9)	Includes 10,350 shares issuable upon the exercise of currently vested options and 261,500 shares held by a family limited partnership.
(10)	Includes 65,300 shares issuable upon the exercise of currently vested options and restricted shares of 945 pursuant to the Company’s Executive Incentive Program.
(11)	Includes 44,725 shares issuable upon the exercise of currently vested options and restricted shares of 94 pursuant to the Company’s Executive Incentive Program.
(12)	Includes 15,750 shares issuable upon the exercise of currently vested.
(13)	Includes 17,600 shares issuable upon the exercise of currently vested options and restricted shares of 267 pursuant to the Company’s Executive Incentive Program,.
(14)	Includes 22,900 shares issuable upon the exercise of currently vested options and restricted shares of 266 pursuant to the Company’s Executive Incentive Program.
(15)	Includes 18,000 shares issuable upon the exercise of currently vested options.
(16)	Includes 11,700 shares issuable upon the exercise of currently vested options.
(17)	Includes 2,000 shares issuable upon the exercise of currently vested options.
(18)	Includes 49 restricted shares pursuant to the Company’s Executive Incentive Program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

CORPORATE GOVERNANCE

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under “Stockholder Proposals.”

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things, the following criteria: the ability of the prospective nominee to represent the interests of the stockholders of the Company; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s General Counsel will relay all communications to all members of the Board or non-management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance” and will be made available in print to any stockholder who requests it.

Financial Statement

The year 2007 consolidated financial statements, auditor’s report and management’s discussion and analysis are provided under Appendix A.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder may desire to have included in the Company’s proxy statement for presentation at the 2009 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or prior to December 8, 2008. In addition, stockholders may intend to present a director nomination or other proposal from the floor of the 2009 Annual Meeting, and they may commence their own proxy solicitation with respect to such director nomination or other proposal. Under the Company’s Bylaws, the Company must receive notice of a director nomination or other stockholder proposal prior to December 8, 2008 in order for the notice to be timely. If the Company does not receive notice of a director nomination or other stockholder proposal prior to December 8, 2008, the Company will retain discretionary voting authority over the proxies returned by stockholders for the 2009 Annual Meeting with respect to such director nomination or other stockholder proposal. Discretionary voting authority is the ability to vote proxies that stockholders have executed and returned to the Company, on matters not specifically reflected on the proxy card, and on which stockholders have not had an opportunity to vote by proxy.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2008. KPMG also audited the Company’s financial statements and its internal control over financial reporting as of December 31, 2007. Representatives of KPMG will be present at the Annual Meeting and will be given an opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of not more than $7,500 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of Stockholders entitled to be present and vote at the Annual Meeting will be available at the offices of the Company, P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, for inspection by the Stockholders during regular business hours from May 2, 2008, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by Stockholders who are present.

If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

BARBARA M. GOETZ
Corporate Secretary

Calhoun, Georgia

April 7, 2008

APPENDIX A

FINANCIAL SECTION

Selected Financial Data

	At or for the Years Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands, except per share data)
Statement of earnings data:
Net sales	$7,586,018	7,905,842	6,620,099	5,880,372	4,999,381
Cost of sales(a)	5,471,234	5,674,531	4,851,853	4,256,129	3,605,579

Gross profit	2,114,784	2,231,311	1,768,246	1,624,243	1,393,802
Selling, general and administrative expenses	1,364,678	1,392,251	1,095,862	985,251	851,773

Operating income	750,106	839,060	672,384	638,992	542,029

Interest expense	154,469	173,697	66,791	53,392	55,575
Other expense (income), net	674	8,488	3,460	4,809	(1,980)
U.S. customs refund(b)	(9,154)	(19,436)	—	—	—

	145,989	162,749	70,251	58,201	53,595

Earnings before income taxes	604,117	676,311	602,133	580,791	488,434
Income taxes(c)	(102,697)	220,478	214,995	209,994	178,285

Net earnings	$706,814	455,833	387,138	370,797	310,149

Basic earnings per share(c)	$10.37	6.74	5.78	5.56	4.68

Weighted-average common shares outstanding	68,172	67,674	66,932	66,682	66,251

Diluted earnings per share(c)	$10.32	6.70	5.72	5.49	4.62

Weighted-average common and dilutive potential common shares outstanding	68,492	68,056	67,644	67,557	67,121

Balance sheet data:
Working capital	$1,238,220	783,148	1,277,087	972,325	592,310
Total assets(c)	8,680,050	8,212,209	8,066,025	4,429,993	4,187,638
Long-term debt (including current portion)	2,281,834	2,783,681	3,308,370	891,341	1,012,413
Stockholders’ equity	4,707,357	3,715,263	3,058,238	2,668,512	2,297,801

(a)	In 2005, gross margin was impacted by a non-recurring $34,300 ($22,300 net of tax) fair value adjustment to Unilin’s acquired inventory.
(b)	In 2007 and 2006, the Company received partial refunds from the U.S. government in reference to settlement of custom disputes dating back to 1982.
(c)	During the fourth quarter of 2007, the Company implemented a change in residency of one of its foreign subsidiaries. This tax restructuring resulted in a step up in the subsidiary’s taxable basis, which resulted in the recognition of a deferred tax asset of approximately $245,000 and a related income tax benefit of approximately $272,000.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is a leading producer of floor covering products for residential and commercial applications in the U.S. and Europe with net sales in 2007 of $7.6 billion. The Company is the second largest carpet and rug manufacturer, a leading manufacturer, marketer and distributor of ceramic tile, natural stone and hardwood flooring in the U.S. and a leading producer of laminate flooring in the U.S. and Europe.

The Company has three reporting segments, the Mohawk segment, the Dal-Tile segment and the Unilin segment. The Mohawk segment manufactures, markets and distributes its product lines, which include carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate, through its network of regional distribution centers and satellite warehouses using Company-operated trucks, common carrier or rail transportation. The segment product lines are sold through various selling channels, which include floor covering retailers, home centers, mass merchandisers, department stores, independent distributors, commercial dealers and commercial end users. The Dal-Tile segment manufactures, markets and distributes its product lines, which include ceramic tile, porcelain tile and stone products, through its network of regional distribution centers and approximately 262 company-operated sales service centers using Company-operated trucks, common carriers or rail transportation. The segment product lines are purchased by floor covering retailers, home centers, independent distributors, tile specialty dealers, tile contractors, and commercial end users. The Unilin segment manufactures, markets and distributes its product lines, which include laminate flooring, wood flooring, insulated roofing and other wood-based panels through various selling channels, which include independent retailers, home centers, independent distributors, contractors, and commercial users.

In 2006, the primary categories of the U.S. floor covering industry were carpet and rug (62%), ceramic tile (13%), hardwood (11%), resilient and rubber (8%), and laminate (6%). While the U.S. floor covering industry has experienced softened demand in 2007, due to the downturn in the U.S. residential housing market, compound average growth rates for all flooring categories for the period from 2002 through 2006 have met or exceeded the growth rates (measured in sales dollars) for the real gross domestic product of the U.S. over the same period. During this period, the compound average growth rate was 4.3% for carpets and rugs, 7.6% for ceramic tile, 5.3% for resilient and rubber, 13.5% for laminate and 7.1% for hardwood.

The Company reported net earnings of $706.8 million or diluted earnings per share (“EPS”) of $10.32, compared to net earnings of $455.8 million and $6.70 EPS for 2006. The increase in EPS resulted primarily from a tax restructuring in one of the Company’s foreign subsidiaries, which resulted in the recognition of a deferred tax asset of approximately $245 million and a related income tax benefit of approximately $272 million. In addition, EPS was favorably impacted by continued growth in the European and commercial channels and favorable Euro exchange rates. The increase was partially offset by lower sales demand in the Company’s U.S. residential new construction and replacement channels, which the Company believes is primarily attributable to the slowing U.S. housing industry.

The Company believes that industry demand for the products manufactured by the Company will continue to be impacted by the softened demand beginning in the fourth quarter of 2006 and continuing throughout 2007, and because of this the Company anticipates continued slow U.S. industry sales in the first quarter of 2008 that will impact margins and earnings. Both of our Mohawk and Dal-Tile segments reflect these industry trends, although the Company believes both are well-positioned for industry improvement in the long-term. The Company also continues to be impacted by higher raw material costs. The Company continues to look at ways to reduce manufacturing, administration, and marketing expenses based on current industry conditions and will continue to adjust as required.

Results of Operations

Following are the results of operations for the last three years:

	For the Years Ended December 31,
	2007		2006		2005
	(In thousands)
Statement of earnings data:
Net sales	$7,586,018	100.0%	7,905,842	100.0%	6,620,099	100.0%
Cost of sales	5,471,234	72.1%	5,674,531	71.8%	4,851,853	73.3%

Gross profit	2,114,784	27.9%	2,231,311	28.2%	1,768,246	26.7%
Selling, general and administrative expenses	1,364,678	18.0%	1,392,251	17.6%	1,095,862	16.6%

Operating income	750,106	9.9%	839,060	10.6%	672,384	10.2%

Interest expense	154,469	2.0%	173,697	2.2%	66,791	1.0%
Other (income) expense, net	674	0.0%	8,488	0.1%	3,460	0.1%
U.S. customs refund	(9,154)	-0.1%	(19,436)	-0.2%	—	0.0%

	145,989	1.9%	162,749	2.1%	70,251	1.1%

Earnings before income taxes	604,117	8.0%	676,311	8.6%	602,133	9.1%
Income taxes	(102,697)	-1.4%	220,478	2.8%	214,995	3.2%

Net earnings	$706,814	9.3%	455,833	5.8%	387,138	5.8%

Year Ended December 31, 2007, as Compared with Year Ended December 31, 2006

Net sales for the year ended December 31, 2007, were $7,586.0 million, reflecting a decrease of $319.8 million, or approximately 4.0%, from the $7,905.8 million reported for the year ended December 31, 2006. The decrease primarily occurred in the Company’s U.S. residential new construction and replacement channels, which the Company believes was caused by the slowing U.S. housing industry offset by stronger sales within the European product categories and the impact of the acquisition of the Columbia wood flooring business. The Mohawk segment recorded net sales of $4,205.7 million in 2007 compared to $4,742.1 million in 2006, representing a decrease of $536.4 million, or approximately 11.3%. The decrease was due to lower demand in its residential new construction and replacement channels, which the Company believes resulted primarily from the slowing U.S. housing industry. The Dal-Tile segment recorded net sales of $1,937.7 million in 2007, representing a decrease of $4.1 million, or approximately 0.2%, compared to $1,941.8 million reported in 2006. The decrease was primarily attributable to lower sales within its residential channel, which the Company believes was due to the slowing U.S. housing industry. The Unilin segment recorded net sales of $1,487.6 million in 2007 compared to $1,236.9 million in 2006, representing an increase of $250.7 million, or approximately 20.3%. The increase in sales was driven by an increase in selling prices, higher demand in Europe, favorable Euro exchange rates, the acquisition of the Columbia wood flooring business and an increase in patent revenues.

Quarterly net sales and the percentage changes in net sales by quarter for 2007 versus 2006 were as follows (dollars in thousands)

	2007	2006	Change
First quarter	$1,863,863	1,925,106	-3.2%
Second quarter	1,977,210	2,058,123	-3.9
Third quarter	1,937,677	2,024,019	-4.3
Fourth quarter	1,807,268	1,898,594	-4.8

Total year	$7,586,018	7,905,842	-4.0%

Gross profit was $2,114.8 million (27.9% of net sales) for 2007 and $2,231.3 million (28.2% of net sales) for 2006. Gross profit as a percentage of net sales for 2007 was unfavorably impacted by lower sales volume in the U.S., higher raw material costs and plant shutdowns in the U.S. offset by price increases and higher demand in Europe.

Selling, general and administrative expenses for 2007 were $1,364.7 million (18.0% of net sales) compared to $1,392.3 million (17.6% of net sales) for 2006. The increase in the selling, general and administrative expenses as a percentage of net sales was primarily attributable to lower sales in proportion to selling, general and administrative expenses.

Operating income for 2007 was $750.1 million (9.9% of net sales) compared to $839.1 million (10.6% of net sales) in 2006. Operating income as a percentage of net sales in 2007 was unfavorably impacted by lower sales volume, which the Company believes was primarily attributable to the slowing U.S. housing industry, and plant shutdowns partially offset by higher sales in Europe. Operating income attributable to the Mohawk segment was $254.9 million (6.1% of segment net sales) in 2007 compared to $387.4 million (8.2% of segment net sales) in 2006. Operating income as a percentage of the Mohawk segment net sales was unfavorably impacted by its residential new construction and replacement channels, which the Company believes resulted from the slowing U.S. housing industry, increased manufacturing costs resulting from lower production volume, higher raw material costs and plant shutdowns. Operating income attributable to the Dal-Tile segment was $258.7 million (13.4% of segment net sales) in 2007, compared to $270.9 million (14.0% of segment net sales) in 2006. Operating income as a percentage of the Dal-Tile segment net sales was unfavorably impacted by its residential channel, which the Company believes resulted from the slowing U.S. housing industry and a plant shutdown. Operating income attributable to the Unilin segment was $272.3 million (18.3% of segment net sales) for 2007 compared to $214.1 million (17.3% of segment net sales) for 2006. Operating income as a percentage of the Unilin segment was favorably impacted by an increase in selling prices and higher demand.

Interest expense for 2007 was $154.5 million compared to $173.7 million in 2006. The decrease in interest expense for 2007 as compared to 2006 was attributable to lower average debt, partially offset by higher interest rates in 2007 when compared to 2006.

The Company has received partial refunds from the U.S. government in reference to settling custom disputes dating back to 1982. Accordingly, the Company recorded a gain of $9.2 million ($5.8 million net of taxes) and $19.4 million ($12.3 million net of taxes) in other income (expense) in 2007 and 2006, respectively. Additional future recoveries will be recorded as realized.

The Company had an income tax benefit of $102.7 million, or (17.0)% of earnings before income taxes for 2007, compared to an income tax expense of $220.5 million, or 32.6% of earnings before income taxes for 2006. During the fourth quarter of 2007, the Company implemented a change in residency of one of its foreign subsidiaries. This tax restructuring resulted in a step up in the subsidiary’s taxable basis, which resulted in the recognition of a deferred tax asset of $245.1 million and a related income tax benefit of $271.6 million. The recognition of the deferred tax asset resulted in a reduction in the Company’s effective tax rate for the year. In addition the tax rate also decreased due to a greater percentage of income in lower taxed jurisdictions and changes implemented in the third quarter of 2007, which resulted in higher interest deductions outside the U.S.

Year Ended December 31, 2006, as Compared with Year Ended December 31, 2005

Net sales for the year ended December 31, 2006, were $7,905.8 million, reflecting an increase of $1,285.7 million, or approximately 19.4%, over the $6,620.1 million reported for the year ended December 31, 2005. The increased net sales are primarily attributable to the acquisition of Unilin in October 2005 (which represented approximately 81% of the net sales growth), internal sales growth within hard surfaces and selling price increases. The Mohawk segment recorded net sales of $4,742.1 million in 2006 compared to $4,716.7 million in 2005, representing an increase of $25.4 million or approximately 0.5%. The increase was attributable to selling price increases and internal growth within the commercial soft surface category and hard surface product categories offset by declines in the new construction and residential replacement soft surface categories. The Dal-Tile segment recorded net sales of $1,941.8 million in 2006, reflecting an increase of $207.0 million or 11.9%, over the $1,734.8 million reported in 2005. The increase was attributable to internal growth in all product categories, acquisitions and selling price increases. The Unilin segment recorded net sales of $1,236.9 million for twelve months of 2006 compared to $168.8 million for two months of 2005.

Quarterly net sales and the percentage changes in net sales by quarter for 2006 versus 2005 were as follows (dollars in thousands)

	2006	2005	Change
First quarter	$1,925,106	1,493,222	28.9%
Second quarter	2,058,123	1,624,692	26.7
Third quarter	2,024,019	1,697,634	19.2
Fourth quarter(1)	1,898,594	1,804,551	5.2

Total year	$7,905,842	6,620,099	19.4%

(1)	The fourth quarter of 2005 includes two months of Unilin sales.

Gross profit was $2,231.3 million (28.2% of net sales) for 2006 and $1,768.2 million (26.7% of net sales) for 2005. Gross profit as a percentage of net sales was favorably impacted by the Unilin Acquisition, selling price increases, internal growth and acquisitions within the Dal-Tile segment. The increase was offset by increased raw material, distribution and start up costs when compared to 2005. In addition, the 2005 gross margin was impacted by a non-recurring $34.3 million ($22.3 million net of taxes) fair value adjustment applied to Unilin’s acquired inventory.

Selling, general and administrative expenses for 2006 were $1,392.3 million (17.6% of net sales) compared to $1,095.9 million (16.6% of net sales) for 2005. The increase in selling, general and administrative expenses as a percentage of net sales was primarily attributable to amortization of intangibles and the expensing of stock options, which was not required in 2005, during the current year when compared to 2005.

Operating income for 2006 was $839.1 million (10.6% of net sales) compared to $672.4 million (10.2% of net sales) in 2005. The increase in operating income for 2006 was favorably impacted by the Unilin Acquisition when compared to 2005. Operating income attributable to the Mohawk segment was $387.4 million (8.2% of segment net sales) in 2006 compared to $426.8 million (9.0% of segment net sales) in 2005. The percentage decrease in operating income resulted primarily from slower new construction and residential replacement demand within its soft surface product categories, an increase in raw material and energy costs, and increased selling and distribution costs, offset by selling price increases and internal growth within its commercial and hard surface product categories. Operating income attributable to the Dal-Tile segment was $270.9 million (14.0% of segment net sales) in 2006, compared to $260.2 million (15.0% of segment net sales) in 2005. The decrease in operating income as a percentage of net sales resulted primarily from higher distribution costs and start up costs at its Muskogee location offset by acquisitions and plant closing costs in the fourth quarter of 2006. Operating income attributable to the Unilin segment was $214.1 million (17.3% of segment net sales) for 2006 compared to a loss of $5.2 million for 2005.

The Company has received partial refunds from the U.S. government in reference to settling custom disputes dating back to 1982. Accordingly, the Company recorded a gain of $19.4 million ($12.3 million net of taxes) in other income (expense) for the twelve months ended December 31, 2006. Additional future recoveries will be recorded as realized.

Interest expense for 2006 was $173.7 million compared to $66.8 million in 2005. The increase in interest expense for 2006 as compared to 2005 was attributable to higher average debt levels as a result of the Unilin Acquisition. In addition, interest rates in 2006 were higher when compared to 2005.

Income tax expense was $220.5 million, or 32.6% of earnings before income taxes for 2006 compared to $215.0 million, or 35.7% of earnings before income taxes for 2005. The decrease in the tax rate is due to the combination of domestic and international tax rates resulting from the Unilin Acquisition when compared to 2005.

Liquidity and Capital Resources

The Company’s primary capital requirements are for working capital, capital expenditures and acquisitions. The Company’s capital needs are met primarily through a combination of internally generated funds, bank credit lines, term and senior notes, the sale of trade receivables and credit terms from suppliers.

Cash flows generated by operations for 2007 were $875.1 million compared to $782.0 million for 2006. Contributing to the improved cash flow was reduced working capital and increased depreciation and amortization compared to the prior year.

Net cash used in investing activities in 2007 was $310.2 million compared to $236.7 million for 2006. The increase is due to higher acquisition investments during 2007 as compared to 2006 partially offset by lower capital spending. Capital expenditures, including $2.8 billion for acquisitions, have totaled $3.4 billion over the past three years. Capital spending during 2008 for the Mohawk, Dal-Tile and Unilin segments combined, excluding acquisitions, is estimated to range from $300 million to $350 million, which includes approximately $100 million for strategic capacity expansions, and the remaining capital expenditures will be used primarily to purchase equipment and to add manufacturing and distribution capacity. The Company will assess the need to make the capacity expansion additions during the year based on economic and industry conditions.

Net cash used in financing activities for 2007 was $540.0 million compared to $620.8 million in 2006. The primary reason for the change was the repayment of certain indebtedness offset by increased borrowings relating to the Columbia acquisition.

On October 28, 2005, the Company entered into a $1.5 billion five-year, senior, unsecured, revolving credit and term loan facility (the “senior unsecured credit facilities”). The senior unsecured credit facilities replaced a then-existing credit facility and various uncommitted credit lines. The Company entered into the senior unsecured credit facility to finance the Unilin Acquisition and to provide for working capital requirements. The senior unsecured credit facilities consist of (i) a multi-currency $750.0 million revolving credit facility, (ii) a $389.2 million term loan facility and (iii) a Euro 300.0 million term loan facility, all of which mature on October 28, 2010. At December 31, 2007, $215.5 million of borrowings was outstanding under these facilities. The borrowings outstanding are comprised of $141.9 million under the revolving credit facility and Euro 50.0 million, or approximately $73.6 million, borrowings outstanding under the Euro term facility. The balance of the $389.2 million term loan facility was repaid in 2006.

At December 31, 2007, a total of approximately $504.4 million was available under the revolving credit facility. The amount used under the revolving credit facility at December 31, 2007, was $245.6 million. The amount used under the revolving credit facility is composed of $141.9 million borrowings, $55.6 million standby letters of credit guaranteeing the Company’s industrial revenue bonds and $48.1 million standby letters of credit related to various insurance contracts and foreign vendor commitments.

The senior unsecured credit facilities bear interest at (i) the greater of (x) prime rate or (y) the overnight federal funds rate plus 0.50%, or (ii) LIBOR plus an indexed amount based on the Company’s senior, unsecured, long-term debt rating.

The Company has an on-balance sheet trade accounts receivable securitization agreement (the “Securitization Facility”). The Securitization Facility allows the Company to borrow up to $350.0 million based on available accounts receivable. At December 31, 2007 and 2006, the Company had $190.0 million outstanding. The Securitization Facility is secured by trade receivables. During the third quarter of 2007, the Company extended the term of its Securitization Facility until July 2008.

On November 8, 2005, one of the Company’s subsidiaries entered into a Euro 130.0 million, five-year unsecured, revolving credit facility, maturing on November 8, 2010 (the “Euro revolving credit facility”). This agreement bears interest at EURIBOR plus an indexed amount based on the Company’s senior, unsecured, long-term debt rating. The Company guaranteed the obligations of that subsidiary under the Euro revolving credit facility and any of the Company’s other subsidiaries that become borrowers under the Euro revolving credit facility. As of December 31, 2007, the Company had no borrowings outstanding under this facility. As of December 31, 2006, the Company had borrowings outstanding of Euro 18.8 million, or approximately $24.8 million, under this facility.

The Company’s senior unsecured credit facilities and the Euro revolving credit facility both contain debt to capital ratio requirements and other customary covenants. The Company was in compliance with these covenants at December 31, 2007. Under both of these credit facilities, the Company must pay an annual facility fee ranging from 0.06% to 0.25% depending upon the Company’s senior, unsecured long-term debt rating.

On January 17, 2006, the Company issued $500.0 million aggregate principal amount of 5.750% notes due 2011 and $900.0 million aggregate principal amount of 6.125% notes due 2016. The net proceeds from the issuance of these notes were used to pay off a $1.4 billion bridge credit facility entered into in connection with the Unilin Acquisition. Interest payable on each series of the notes is subject to adjustment if either Moody’s Investor Service, Inc. or Standard & Poor’s Ratings Services, or both, downgrades the rating they have assigned to the notes. Each rating agency downgrade results in a 0.25% increase in the interest rate, subject to a maximum increase of 1% per rating agency. If later the rating of these notes improves, then the interest rates would be reduced accordingly. The provision for increasing the interest rate will no longer apply if the rating of these notes from both rating agencies improves above the rating of these notes in effect at the time of the issuance of the notes. There have been no adjustments to the interest rate of these notes.

In 2002, the Company issued $300.0 million aggregate principal amount of its senior 6.5% notes due 2007 and $400.0 million aggregate principal amount of its senior 7.2% notes due 2012. In April 2007, the Company repaid its $300.0 million aggregate principal amount of its senior 6.5% notes. The Company used $220.0 and $80.0 million of its availability under its Securitization Facility and its revolving credit facility, respectively, to repay the 6.5% notes.

The Company believes that cash generated from operations in 2008 and availability under its existing revolving credit facility will be sufficient to meet its capital expenditures and working capital requirements in 2008.

The Company’s Board of Directors has authorized the repurchase of up to 15 million shares of the Company’s outstanding common stock. Since the inception of the program in 1999, a total of approximately 11.5 million shares have been repurchased at an aggregate cost of approximately $334.7 million. All of these repurchases have been financed through the Company’s operations and banking arrangements.

On October 31, 2005, the Company entered into a Discounted Stock Purchase Agreement (the “DSPA”) with certain members of the Unilin management team (the “Unilin Management”). Under the terms of the DSPA, the Company will be obligated to make cash payments to the Unilin Management in the event that certain performance goals are satisfied. In each of the years in the five-year period ended December 31, 2010, the remaining members of Unilin Management can earn amounts, in the aggregate, equal to the average value of 30,671 shares of the Company’s common stock over the 20 trading day period ending on December 31 of the prior year. Any failure in a given year to reach the performance goals may be rectified, and consequently the amounts payable with respect to achieving such criteria may be made, in any of the other years. The amount of the liability is measured each period and recognized as compensation expense in the statement of operations. During the fiscal year ended December 31, 2007, the Company expensed approximately $2.3 million under the DSPA.

The outstanding checks in excess of cash represent trade payables checks that have not yet cleared the bank. When the checks clear the bank, they are funded by the revolving credit facility. This policy does not impact any liquid assets on the consolidated balance sheets.

The following is a summary of the Company’s future minimum payments under contractual obligations as of December 31, 2007 (in thousands):

	Total	2008	2009	2010	2011	2012	Thereafter
Recorded Contractual Obligations:
Long-term debt, including current maturities and capital leases	$2,281,834	260,439	4,141	215,685	500,197	400,201	901,171

Unrecorded Contractual Obligations:
Interest payments on long-term debt and capital leases(1)	641,389	136,604	124,042	121,908	85,115	63,419	110,301
Operating leases	458,656	106,376	93,337	72,930	56,530	42,824	86,659
Purchase commitments (2)	372,568	279,236	85,399	7,582	351	—	—
Expected pension contributions(3)	1,958	1,958	—	—	—	—	—
Guarantees	89,546	89,546	—	—	—	—	—

	1,564,117	613,720	302,778	202,420	141,996	106,243	196,960

Total	$3,845,951	874,159	306,919	418,105	642,193	506,444	1,098,131

(1)	For fixed rate debt, the Company calculated interest based on the applicable rates and payment dates. For variable rate debt, the Company estimated average outstanding balances for the respective periods and applied interest rates in effect at December 31, 2007 to these balances.
(2)	Includes commitments for natural gas, electricity and raw material purchases.
(3)	Includes the estimated pension contributions for 2008 only, as the Company is unable to estimate the pension contributions beyond 2008.

As of December 31, 2007, the Company has accrued income tax liabilities for uncertain tax positions of $116.9 million, of which $48.8 million is current. These liabilities have not been presented in the table above due to uncertainty as to amounts and timing regarding future payments.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the U.S., the Company must make decisions which impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, the Company applies judgment based on its understanding and analysis of the relevant circumstances and historical experience. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.

The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements included elsewhere in this report. Some of those significant accounting policies require the Company to make subjective or complex judgments or estimates. Critical accounting policies are defined as those that are both most important to the portrayal of a company’s financial condition and results and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company believes the following accounting policies require it to use judgments and estimates in preparing its consolidated financial statements and represent critical accounting policies.

•

Accounts receivable and revenue recognition. Revenues are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable, and collectibility can be reasonably assured. The Company provides allowances for expected cash discounts, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluation of specific customer accounts and the aging of accounts receivable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

•

Inventories are stated at the lower of cost or market (net realizable value). Cost has been determined using the first-in first-out method (“FIFO”). Costs included in inventory include raw materials, direct and indirect labor and employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing. Market, with respect to all inventories, is replacement cost or net realizable value. Inventories on hand are compared against anticipated future usage, which is a function of historical usage, anticipated future selling price, expected sales below cost, excessive quantities and an evaluation for obsolescence. Actual results could differ from assumptions used to value obsolete inventory, excessive inventory or inventory expected to be sold below cost and additional reserves may be required.

•

Goodwill and indefinite life intangible assets are subject to annual impairment testing. The impairment tests are based on determining the fair value of the specified reporting units and indefinite life intangible assets based on management judgments and assumptions using the discounted cash flows and market value approaches for the fair value determination of goodwill and indefinite life intangibles. These judgments and assumptions could materially change the value of the specified reporting units and indefinite life intangible assets and, therefore, could materially impact the Company’s consolidated financial statements. Intangible assets with definite lives are amortized over their useful lives. The useful life of a definite-lived intangible asset is based on assumptions and judgments made by management at the time of acquisition. Changes in these judgments and assumptions that could include a loss of customers, a change in the assessment of future operations or a prolonged economic downturn could materially change the value of the definite-lived intangible assets and, therefore, could materially impact the Company’s financial statements.

•

The Company’s tax rate is based on its income, statutory tax rates and tax planning opportunities available in the jurisdictions in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining the Company’s tax expense and in evaluating the Company’s tax positions. Deferred tax assets represent amounts available to reduce income taxes payable on taxable income in a future period. The Company evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely on estimates, including business forecasts and other projections of financial results over an extended period of time. In the event that the Company is not able to realize all or a portion of its deferred tax assets in the future a valuation allowance is provided. The Company would recognize such amounts through a charge to income in the period in which that determination is made or when tax law changes are enacted.

In the ordinary course of business there is inherent uncertainty in quantifying the Company’s income tax positions. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon the Company’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the consolidated financial statements.

•

Environmental and legal accruals are estimates based on judgments made by the Company relating to ongoing environmental and legal proceedings, as disclosed in the Company’s consolidated financial statements. In determining whether a liability is probable and reasonably estimable, the Company consults with its internal experts. The Company believes that the amounts recorded in the accompanying financial statements are based on the best estimates and judgments available to it.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 on January 1, 2007, did not have a material impact on the Company’s consolidated financial statements.

In September 2006, FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”), “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS 157 is effective for the Company’s fiscal year beginning January 1, 2008 for financial assets and liabilities and January 1, 2009 for non-financial assets and liabilities. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans- an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more single-employer defined benefit plans to recognize the over-funded or under-funded status of a benefit plan in its statement of financial position, recognize as a component of other comprehensive income, net of tax, gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit costs pursuant to SFAS No. 87, “Employers Accounting for Pensions,” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations. The recognition and disclosure provisions required by SFAS No. 158 were effective for the Company’s fiscal year ending December 31, 2006. The measurement date provisions are effective for fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 for its fiscal year ended December 31, 2006 which resulted in the Company recording $818 in accumulated other comprehensive income for amounts that had not been previously recorded in net periodic benefit cost. The Company is currently evaluating the impact of the measurement date provisions of SFAS No. 158 on its consolidated financial statements.

In February 2007, FASB issued SFAS No. 159 (“SFAS No. 159”), “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115.” SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at a specified election date and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. If elected, SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing whether fair value accounting is appropriate for any eligible items and has not estimated the impact, if any, on its consolidated financial statements.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. Once adopted, the Company will assess the impact of SFAS 141R upon the occurrence of a business combination.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 160 on its consolidated financial statements.

Impact of Inflation

Inflation affects the Company’s manufacturing costs, distribution costs and operating expenses. The carpet, tile and laminate industry have experienced significant inflation in the prices of raw materials and fuel-related costs beginning in the first quarter of 2004. For the period from 1999 through the beginning of 2004 the carpet and tile industry experienced moderate inflation in the prices of raw materials and fuel-related costs. In the past, the Company has generally been able to pass along these price increases to its customers and has been able to enhance productivity to help offset increases in costs resulting from inflation in its operations.

Seasonality

The Company is a calendar year-end company. With respect to its Mohawk and Dal-Tile segments, its results of operations for the first quarter tend to be the weakest. The second, third and fourth quarters typically produce higher net sales and operating income in these segments. These results are primarily due to consumer residential spending patterns for floor covering, which historically have decreased during the first two months of each year following the holiday season. The Unilin segment second and fourth quarters typically produce higher net sales and earnings followed by a moderate first quarter and a weaker third quarter. The third quarter is traditionally the weakest due to the European holiday in late summer.

Certain Factors affecting the Company’s Performance

In addition to the other information provided herein, the following risk factors should be considered when evaluating an investment in shares of Common Stock.

If any of the events described in these risks were to occur, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The floor covering industry is sensitive to changes in general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels, availability of credit and demand for housing. The current downturn in the U.S. housing market has negatively impacted the floor covering industry and the Company’s business and further significant or prolonged declines in spending for replacement floor covering products or new construction activity could have a material adverse effect on the Company’s business.

The floor covering industry in which the Company participates is highly dependent on general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels, availability of credit and demand for housing. The Company derives a majority of the Company’s sales from the replacement segment of the market. Therefore, economic changes that result in a significant or prolonged decline in spending for remodeling and replacement activities could have a material adverse effect on the Company’s business and results of operations.

The floor covering industry is highly dependent on construction activity, including new construction, which is cyclical in nature and currently in a downturn. The current downturn in the U.S. housing market has negatively impacted the floor covering industry and the Company’s business. Although the impact of a decline in new construction activity is typically accompanied by an increase in remodeling and replacement activity, these activities have also lagged during the current downturn. A significant or prolonged decline in residential or commercial construction activity could have a material adverse effect on the Company’s business and results of operations.

The Company may be unable to pass increases in the costs of raw materials and fuel-related costs on to its customers, which could have a material adverse effect on the Company’s profitability.

The prices of raw materials and fuel-related costs vary with market conditions. The Company’s costs for carpet raw materials and fuel-related materials are currently higher than historical averages and may remain so indefinitely. Although the Company generally attempts to pass on increases in raw material and fuel-related costs to its customers, the Company’s ability to do so is dependent upon the rate and magnitude of any increase, competitive pressures and market conditions for the Company’s products. There have been in the past, and may be in the future, periods of time during which increases in these costs cannot be recovered. During such periods of time, the Company’s profitability may be materially adversely affected.

The Company faces intense competition in the flooring industry, which could decrease demand for the Company’s products or force it to lower prices, which could have a material adverse effect on the Company’s profitability.

The floor covering industry is highly competitive. The Company faces competition from a number of manufacturers and independent distributors. Some of the Company’s competitors are larger and have greater resources and access to capital than the Company does. Maintaining the Company’s competitive position may require substantial investments in the Company’s product development efforts, manufacturing facilities, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for the Company’s products or force the Company to lower prices. Any of these factors could have a material adverse effect on the Company’s business.

The Company may experience certain risks associated with acquisitions.

The Company has typically grown its business through acquisitions. Growth through acquisitions involves risks, many of which may continue to affect the Company after the acquisition. The Company can not give assurance that an acquired company will achieve the levels of revenue, profitability and production that the Company expects. The combination of an acquired company’s business with the Company’s existing businesses involves risks. The Company can not be assured that reported earnings will meet expectations because of goodwill and intangible asset impairment, increased interest costs and issuance of additional securities or incurrence of debt. The Company may also face challenges in consolidating functions, integrating the Company’s organizations, procedures, operations and product lines in a timely and efficient manner and retaining key personnel. These challenges may result in:

•	maintaining executive offices in different locations;

•	manufacturing and selling different types of products through different distribution channels;

•	conducting business from various locations;

•	maintaining different operating systems and software on different computer hardware; and

•	providing different employment and compensation arrangements for employees.

The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the Company’s revenues, level of expenses and operating results.

Failure to successfully manage and integrate an acquisition with the Company’s existing operations could lead to the potential loss of customers of the acquired business, the potential loss of employees who may be vital to the new operations, the potential loss of business opportunities or other adverse consequences that could affect the Company’s financial condition and results of operations. Even if integration occurs successfully, failure of the acquisition to achieve levels of anticipated sales growth, profitability or productivity or otherwise not perform as expected, may adversely impact the Company’s financial condition and results of operations.

A failure to identify suitable acquisition candidates and to complete acquisitions could have a material adverse effect on the Company’s business.

As part of the Company’s business strategy, the Company intends to continue to pursue acquisitions of complementary businesses. Although the Company regularly evaluates acquisition opportunities, the Company may not be able successfully to identify suitable acquisition candidates; to obtain sufficient financing on acceptable terms to fund acquisitions; to complete acquisitions and integrate acquired businesses with the Company’s existing businesses; or to manage profitably acquired businesses.

The Company may be unable to obtain raw materials on a timely basis, which could have a material adverse effect on the Company’s business.

The principal raw materials used in the Company’s manufacturing operations include nylon and polyester and polypropylene resins and fibers, which are used primarily in the Company’s carpet and rugs business; talc, clay, nepheline syenite and various glazes, including frit (ground glass), zircon and stains, which are used exclusively in the Company’s ceramic tile business; wood, paper, and resins which are used primarily in the Company’s laminate flooring business; and other materials. An extended interruption in the supply of these or other raw materials used in the Company’s business or in the supply of suitable substitute materials would disrupt the Company’s operations, which could have a material adverse effect on the Company’s business.

The Company has been, and in the future may be, subject to claims and liabilities under environmental, health and safety laws and regulations, which could be significant.

The Company’s operations are subject to various environmental, health and safety laws and regulations, including those governing air emissions, wastewater discharges, and the use, storage, treatment and disposal of hazardous materials. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations of agencies or courts. The Company could incur material expenditures to comply with new or existing regulations, including fines and penalties.

The nature of the Company’s operations, including the potential discovery of presently unknown environmental conditions, exposes it to the risk of claims under environmental, health and safety laws and regulations. The Company could incur material costs or liabilities in connection with such claims.

Changes in international trade laws and in the business, political and regulatory environment in Mexico and Europe could have a material adverse effect on the Company’s business.

The Company’s manufacturing facilities in Mexico and Europe represent a significant portion of the Company’s capacity for ceramic tile and laminate flooring, respectively. Accordingly, an event that has a material adverse impact on either of these operations could have a material adverse effect on the Company. The business, regulatory and political environments in Mexico and Europe differ from those in the U.S., and the Company’s Mexican and European operations are exposed to legal, currency, tax, political, and economic risks specific to the countries in which they occur, particularly with respect to labor regulations, which tend to be more stringent in Europe and, to a lesser extent, Mexico. The Company cannot assure investors that the Company will succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where the Company does business and therefore that the foregoing factors will not have a material adverse effect on the Company’s operations or upon the Company’s financial condition and results of operations.

The Company could face increased competition as a result of the agreements under World Trade Organization (“WTO”) and the North American Free Trade Agreement (“NAFTA”).

The Company is uncertain what effect reduced import duties pursuant to agreements under the WTO may have on the Company’s operations, although these reduced rates may stimulate additional competition from manufacturers that export ceramic tile to the United States.

Although NAFTA eliminated tariffs imposed on the Company’s ceramic tile manufactured in Mexico and sold in the United States effective January 1, 2008, it may also stimulate competition in the United States and Canada from manufacturers located in Mexico.

Fluctuations in currency exchange rates may impact the Company’s financial condition and results of operations and may affect the comparability of results between the Company’s financial periods.

The results of the Company’s foreign subsidiaries reported in the local currency are translated into U.S. dollars for balance sheet accounts using exchange rates in effect at the balance sheet date and for the statement of earnings accounts using the Company’s weighted average rates during the period. The exchange rates between some of these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. Although the Company has not yet experienced material losses due to foreign currency fluctuation, the Company may not be able to manage effectively the Company’s currency translation risks, and volatility in currency exchange rates may have a material adverse effect on the carrying value of the Company’s debt and results of operations and affect comparability of the Company’s results between financial periods.

If the Company is unable to protect the Company’s intellectual property rights, particularly with respect to the Company’s patented laminate flooring technology and the Company’s registered trademarks, the Company’s business and prospects could be harmed.

The future success and competitive position of certain of the Company’s businesses, particularly the Company’s laminate flooring business, depend in part upon the Company’s ability to obtain and maintain proprietary technology used in the Company’s principal product families. The Company relies, in part, on the patent, trade secret and trademark laws of the U.S. and countries in Europe, as well as confidentiality agreements with some of the Company’s employees, to protect that technology.

The Company has obtained a number of patents relating to the Company’s products and associated methods and has filed applications for additional patents, including the UNICLIC® family of patents, which protects Unilin’s interlocking laminate flooring panel technology. The Company cannot assure investors that any patents owned by or issued to it will provide the Company with competitive advantages, that third parties will not challenge these patents, or that the Company’s pending patent applications will be approved. In addition, patent filings by third parties, whether made before or after the date of the Company’s filings, could render the Company’s intellectual property less valuable.

Furthermore, despite the Company’s efforts, the Company may be unable to prevent competitors and/or third parties from using the Company’s technology without the Company’s authorization, independently developing technology that is similar to that of the Company or designing around the Company’s patents. The use of the Company’s technology or similar technology by others could reduce or eliminate any competitive advantage the Company has developed, cause the Company to lose sales or otherwise harm the Company’s business. In addition, if the Company does not obtain sufficient protection for the Company’s intellectual property, the Company’s competitiveness in the markets it serves could be significantly impaired, which would limit the Company’s growth and future revenue.

The Company has obtained and applied for numerous U.S. and Foreign Service marks and trademark registrations and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. The Company cannot guarantee that any of the Company’s pending or future applications will be approved by the applicable governmental authorities. Moreover, even if such applications are approved, third parties may seek to oppose or otherwise challenge the registrations. A failure to obtain trademark registrations in the U.S. and in other countries could limit the Company’s ability to protect the Company’s trademarks and impede the Company’s marketing efforts in those jurisdictions.

The Company requires third parties with access to the Company’s trade secrets to agree to keep such information confidential. While such measures are intended to protect the Company’s trade secrets, there can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company’s confidential and proprietary information and technology will not be independently developed by or become otherwise known to third parties. In any of these circumstances, the Company’s competitiveness could be significantly impaired, which would limit the Company’s growth and future revenue.

Companies may claim that the Company infringed their intellectual property or proprietary rights, which could cause it to incur significant expenses or prevent it from selling the Company’s products.

In the past the Company has had companies claim that certain technologies incorporated in the Company’s products infringe their patent rights. There can be no assurance that the Company will not receive notices in the future from parties asserting that the Company’s products infringe, or may infringe, those parties’ intellectual property rights. The Company cannot be certain that the Company’s products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the U.S. and some foreign countries have not been publicly disclosed until the patent is issued (or, in some recent cases, until 18 months following submission), and the Company may not be aware of currently filed patent applications that relate to the Company’s products or processes. If patents are later issued on these applications, the Company may be liable for infringement.

Furthermore, the Company may initiate claims or litigation against parties for infringement of the Company’s proprietary rights or to establish the invalidity, noninfringement, or unenforceability of the proprietary rights of others. Likewise, the Company may have similar claims brought against it by competitors.

Litigation, either as plaintiff or defendant, could result in significant expense to the Company and divert the efforts of the Company’s technical and management personnel from operations, whether or not such litigation is resolved in the Company’s favor. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages (including punitive damages and attorneys fees), discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. There can be no assurance that licenses to disputed technology or intellectual property rights would be available on reasonable commercial terms, if at all. In the event of a successful claim against the Company along with failure to develop or license a substitute technology, the Company’s business, financial condition and results of operations would be materially and adversely affected.

The Company is subject to changing regulation of corporate governance and public disclosure that have increased both costs and the risk of noncompliance.

The Company’s stock is publicly traded. As a result, the Company is subject to the rules and regulations of federal and state agencies and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NYSE, have in recent years issued new requirements and regulations, most notably the Sarbanes-Oxley Act of 2002. From time to time since the adoption of the Sarbanes-Oxley Act of 2002, these authorities have continued to develop additional regulations or interpretations of existing regulations. The Company’s efforts to comply with the regulations and interpretations have resulted in, and are likely to continue to result in, increased general and administrative costs and diversion of management’s time and attention from revenue generating activities to compliance activities.

Forward-Looking Information

Certain of the statements herein, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in industry conditions; competition; raw material prices; energy costs; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Quantitative and Qualitative Disclosures about Market Risk

Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of exchange rates and natural gas markets may have on its operating results. The Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes.

Natural Gas Risk Management

The Company uses a combination of natural gas futures contracts and long-term supply agreements to manage unanticipated changes in natural gas prices. The contracts are based on forecasted usage of natural gas measured in Million British Thermal Units (“MMBTU”).

The Company has designated the natural gas futures contracts as cash flow hedges. The outstanding contracts are valued at market with the offset applied to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness.

Any gain or loss is reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. At December 31, 2007, the Company had natural gas contracts that mature from January 2008 to March 2008 with an aggregate notional amount of approximately 310 thousand MMBTU’s. The fair value of these contracts was a liability of $0.3 million as of December 31, 2007. At December 31, 2006, the Company had natural gas contracts that matured from January 2007 to October 2007 with an aggregate notional amount of approximately 1,400 thousand MMBTU’s. The fair value of these contracts was a liability of $2.4 million as of December 31, 2006. The offset to these assets is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of earnings and was not significant for the periods reported. The amount that the Company anticipates will be reclassified out of accumulated other comprehensive income in the next twelve months is a loss of approximately $0.3 million, net of taxes.

The Company’s natural gas long-term supply agreements are accounted for under the normal purchase provision within SFAS No. 133 and its amendments. At December 31, 2007, the Company had normal purchase commitments of approximately 303 thousand MMBTU’s for periods maturing from January 2008 through March 2008. The contracted value of these commitments was approximately $2.8 million at December 31, 2007. At December 31, 2006, the Company had normal purchase commitments of approximately 1,748 thousand MMBTU’s for periods maturing from January 2007 through March 2008. The contracted value of these commitments was approximately $15.4 million at December 31, 2006.

Foreign Currency Rate Management

The Company enters into foreign exchange forward contracts to hedge foreign denominated costs associated with its operations in Mexico. The objective of these transactions is to reduce volatility of exchange rates where these operations are located by fixing a portion of their costs in U.S. currency. Accordingly, these contracts have been designated as cash flow hedges. Gains and losses are reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. The Company had forward contracts to purchase approximately 244.0 million Mexican pesos at December 31, 2007. The aggregate U.S. dollar value of these contracts at December 31, 2007 was approximately $21.8 million and the fair value of these contracts was an asset of approximately $0.2 million. The Company had no forward contracts outstanding at December 31, 2006.

Management’s Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). The Company’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2007. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. The Company’s management has concluded that, as of December 31, 2007, its internal control over financial reporting is effective based on these criteria. The Company’s independent registered public accounting firm, KPMG LLP, has issued an attestation report on the Company’s internal control over financial reporting, which is included herein.

Jeffrey S. Lorberbaum,
Chairman and Chief Executive Officer

Frank H. Boykin,
Chief Financial Officer and Vice President-Finance

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mohawk Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and their respective subsidiaries (Unilin Group), which financial statements reflect total assets constituting approximately 40 percent as of December 31, 2006 and total revenues constituting approximately 16 and 3 percent as of December 31, 2006 and 2005, respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Unilin Group, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mohawk Industries, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 13 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective January 1, 2007. As discussed in Note 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Mohawk Industries, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Atlanta, Georgia February 29, 2008

Report of Independent Registered Public Accounting Firm

The Shareholders and the Board of Directors

Unilin Flooring BVBA and Unilin Holding Inc.

Ooigem, Belgium

We have audited the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and their subsidiaries (the Unilin Group) as of December 31, 2006 and 2005 and the related combined consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the twelve and two month periods then ended (not presented herein). These financial statements are the responsibility of the combined Companies’ management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The combined Companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the combined Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Unilin Group at December 31, 2006 and 2005 and the results of their operations and their cash flows for the twelve and two month periods then ended in conformity with accounting principles generally accepted in the United States of America.

February 23, 2007

BDO Atrio Bedrijfsrevisoren Burg. CVBA

Represented by

/s/ Veerle Catry
Veerle Catry

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mohawk Industries, Inc.:

We have audited Mohawk Industries, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mohawk Industries, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Mohawk Industries, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mohawk Industries and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 29, 2008 expressed an unqualified opinion on those consolidated financial statements.

Atlanta, Georgia February 29, 2008

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

(In thousands, except per share data)

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$89,604	63,492
Receivables, net	821,113	910,021
Inventories	1,276,568	1,225,874
Prepaid expenses and other assets	123,395	114,088
Deferred income taxes	139,040	99,251

Total current assets	2,449,720	2,412,726
Property, plant and equipment, net	1,975,721	1,888,088
Goodwill	2,797,339	2,699,639
Tradenames	707,086	662,314
Other intangible assets, net	464,783	517,780
Deferred income taxes and other assets	285,401	31,662

	$8,680,050	8,212,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$260,439	576,134
Accounts payable and accrued expenses	951,061	1,053,444

Total current liabilities	1,211,500	1,629,578
Deferred income taxes	614,619	628,311
Long-term debt, less current portion	2,021,395	2,207,547
Other long-term liabilities	125,179	31,510

Total liabilities	3,972,693	4,496,946

Stockholders’ equity:
Preferred stock, $.01 par value; 60 shares authorized; no shares issued	—	—
Common stock, $.01 par value; 150,000 shares authorized; 79,404 and 78,816 shares issued in 2007 and 2006, respectively	794	788
Additional paid-in capital	1,203,957	1,152,420
Retained earnings	3,462,343	2,755,529
Accumulated other comprehensive gain	363,981	130,372

	5,031,075	4,039,109
Less treasury stock at cost; 11,046 and 11,051 shares in 2007 and 2006, respectively	323,718	323,846

Total stockholders’ equity	4,707,357	3,715,263

	$8,680,050	8,212,209

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

Years Ended December 31, 2007, 2006 and 2005

(In thousands, except per share data)

	2007	2006	2005
Net sales	$7,586,018	7,905,842	6,620,099
Cost of sales	5,471,234	5,674,531	4,851,853

Gross profit	2,114,784	2,231,311	1,768,246
Selling, general and administrative expenses	1,364,678	1,392,251	1,095,862

Operating income	750,106	839,060	672,384

Other expense (income):
Interest expense	154,469	173,697	66,791
Other expense	22,997	17,515	11,714
Other income	(22,323)	(9,027)	(8,254)
U.S. customs refund	(9,154)	(19,436)	—

	145,989	162,749	70,251

Earnings before income taxes	604,117	676,311	602,133
Income taxes	(102,697)	220,478	214,995

Net earnings	$706,814	455,833	387,138

Basic earnings per share	$10.37	6.74	5.78

Weighted-average common shares outstanding	68,172	67,674	66,932

Diluted earnings per share	$10.32	6.70	5.72

Weighted-average common and dilutive potential common shares outstanding	68,492	68,056	67,644

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years Ended December 31, 2007, 2006 and 2005

(In thousands)

	Common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock		Total stockholders’ equity

	Shares	Amount				Shares	Amount
Balances at December 31, 2004	77,514	$775	1,058,537	1,912,558	(2,441)	(10,755)	(300,917)	$2,668,512
Stock options exercised	378	4	10,070	—	—	—	—	10,074
Stock issuance	586	6	47,429	—	—	—	—	47,435
Purchase of treasury stock	—	—	—	—	—	(186)	(14,521)	(14,521)
Grant to executive incentive plan and other	—	—	2,717	—	—	(40)	(3,363)	(646)
Tax benefit from exercise of stock options	—	—	5,238	—	—	—	—	5,238
Comprehensive income:
Currency translation adjustment	—	—	—	—	(47,074)	—	—	(47,074)
Unrealized gain on hedge instruments net of taxes	—	—	—	—	2,082	—	—	2,082
Net earnings	—	—	—	387,138	—	—	—	387,138

Total comprehensive income								342,146

Balances at December 31, 2005	78,478	785	1,123,991	2,299,696	(47,433)	(10,981)	(318,801)	3,058,238
Stock options exercised	338	3	12,666	—	—	—	—	12,669
Stock based compensation expense	—	—	11,925	—	—	—	—	11,925
Purchase of treasury stock	—	—	—	—	—	(74)	(5,180)	(5,180)
Grant to executive incentive plan and other	—	—	260	—	—	4	135	395
Tax benefit from exercise of stock options	—	—	3,578	—	—	—	—	3,578
Adoption of SFAS 158					818			818
Comprehensive income:
Currency translation adjustment	—	—	—	—	179,789	—	—	179,789
Unrealized loss on hedge instruments net of taxes	—	—	—	—	(2,802)	—	—	(2,802)
Net earnings	—	—	—	455,833	—	—	—	455,833

Total comprehensive income								632,820

Balances at December 31, 2006	78,816	788	1,152,420	2,755,529	130,372	(11,051)	(323,846)	3,715,263
Stock options exercised	588	6	30,869	—	—	—	—	30,875
Stock based compensation expense	—	—	13,594	—	—	—	—	13,594
Grant to executive incentive plan and other	—	—	246	—	—	5	128	374
Tax benefit from exercise of stock options	—	—	6,828	—	—	—	—	6,828
Comprehensive income:
Currency translation adjustment	—	—	—	—	230,941	—	—	230,941
Unrealized gain on hedge instruments net of taxes	—	—	—	—	1,453	—	—	1,453
Pension prior service cost and actuarial gain or loss	—	—	—	—	1,215	—	—	1,215
Net earnings	—	—	—	706,814	—	—	—	706,814

Total comprehensive income								940,423

Balances at December 31, 2007	79,404	$794	$1,203,957	$3,462,343	$363,981	(11,046)	$(323,718)	$4,707,357

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

(In thousands, except per share data)

	2007	2006	2005
Cash flows from operating activities:
Net earnings	$706,814	455,833	387,138
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	306,437	274,952	150,657
Deferred income taxes	(289,902)	(68,956)	9,304
Loss on sale of property, plant and equipment	7,689	5,625	4,676
Tax benefit on exercise of stock awards	—	—	5,238
Excess tax benefit from stock-based compensation	(6,828)	(3,578)	—
Stock based compensation expense	13,594	11,925	—
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	127,475	(20,982)	1,059
Inventories	20,976	4,823	(33,570)
Accounts payable and accrued expenses	(58,776)	86,890	94,475
Other assets and prepaid expenses	31,007	26,688	(62,205)
Other liabilities	16,591	8,825	4,772

Net cash provided by operating activities	875,077	782,045	561,544

Cash flows from investing activities:
Additions to property, plant and equipment	(163,076)	(165,769)	(247,306)
Acquisitions, net of cash	(147,097)	(70,907)	(2,613,529)

Net cash used in investing activities	(310,173)	(236,676)	(2,860,835)

Cash flows from financing activities:
Net change in short term credit lines	—	—	(37,721)
Payments on revolving line of credit	(1,813,731)	(1,546,679)	(539,294)
Proceeds from revolving line of credit	1,652,993	1,409,611	856,940
Proceeds (repayment) on bridge loan	—	(1,400,000)	1,400,000
Proceeds from issuance of senior notes	—	1,386,841	—
Net change in asset securitization borrowings	—	150,000	(50,000)
Payments on term loans	(373,153)	(589,052)	(15,055)
Proceeds on term loans	—	—	750,000
Payments of other debt	(310)	(13,380)	(30,861)
Excess tax benefit from stock-based compensation	6,828	3,578	—
Change in outstanding checks in excess of cash	(43,520)	(29,250)	63,670
Acquisition of treasury stock	—	(5,180)	(14,521)
Common stock transactions	30,875	12,669	57,509

Net cash provided by (used in) financing activities	(540,018)	(620,842)	2,440,667

Effect of exchange rate changes on cash and cash equivalents	1,226	4,380	(6,791)

Net change in cash and cash equivalents	26,112	(71,093)	134,585
Cash and cash equivalents, beginning of year	63,492	134,585	—

Cash and cash equivalents, end of year	$89,604	63,492	134,585

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

(In thousands, except per share data)

(1) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements include the accounts of Mohawk Industries, Inc. and its subsidiaries (the “Company” or “Mohawk”). All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Cash and Cash Equivalents

The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents.

(c) Accounts Receivable and Revenue Recognition

The Company is principally a carpet, rugs, ceramic tile and laminate manufacturer and sells carpet, rugs, ceramic tile, natural stone, hardwood, resilient and laminate flooring products in the United States. In addition, the Company manufactures laminate and sells carpet, rugs and laminate flooring products in Europe principally for residential and commercial use. The Company grants credit to customers, most of whom are retail-flooring dealers and commercial end users, under credit terms that the Company believes are customary in the industry.

The Company warrants certain qualitative attributes of its flooring products. The Company has recorded a provision for estimated warranty and related costs, based on historical experience and periodically adjusts these provisions to reflect actual experience.

Revenues, which are recorded net of taxes collected from customers, are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable, and collectibility can be reasonably assured. The Company provides allowances for expected cash discounts, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluations of specific customer accounts. Royalty revenues received from third parties for patents are recognized based on contractual agreements.

(d) Inventories

The Company accounts for all inventories on the first-in, first-out (“FIFO”) method. Inventories are stated at the lower of cost or market (net realizable value). Cost has been determined using the FIFO method. Costs included in inventory include raw materials, direct and indirect labor and employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing. Market, with respect to all inventories, is replacement cost or net realizable value. Inventories on hand are compared against anticipated future usage, which is a function of historical usage, anticipated future selling price, expected sales below cost, excessive quantities and an evaluation for obsolescence. Actual results could differ from assumptions used to value obsolete inventory, excessive inventory or inventory expected to be sold below cost and additional reserves may be required.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(e) Property, Plant and Equipment

Property, plant and equipment are stated at cost, including capitalized interest. Depreciation is calculated on a straight-line basis over the estimated remaining useful lives, which are 25-35 years for buildings and improvements, 5-15 years for machinery and equipment, the shorter of the estimated useful life or lease term for leasehold improvements and 3-7 years for furniture and fixtures.

(f) Goodwill and Other Intangible Assets

In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” (“SFAS No. 142”) the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). The Company conducts testing for impairment during the fourth quarter of its fiscal year. Intangible assets that do not have indefinite lives are amortized based on average lives, which range from 7-16 years.

(g) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h) Financial Instruments

The Company’s financial instruments consist primarily of receivables, accounts payable, accrued expenses and long-term debt. The carrying amount of receivables, accounts payable and accrued expenses approximates its fair value because of the short-term maturity of such instruments. The carrying amount of the Company’s floating rate debt approximates its fair value. Interest rates that are currently available to the Company for issuance of long-term debt with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The estimated fair value of the Company’s long-term debt at December 31, 2007 and 2006 was $2,314,445 and $2,796,668, compared to a carrying amount of $2,281,834 and $2,783,681, respectively.

(i) Derivative Instruments

Accounting for derivative instruments and hedging activities requires the Company to recognize all derivatives on the consolidated balance sheet at fair value. Derivatives that are not qualifying hedges must be adjusted to fair value through earnings. If the derivative is a qualifying hedge, depending on the nature of the hedge, changes in its fair value are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company engages in activities that expose it to market risks, including the effects of changes in interest rates, exchange rates and natural gas commodity prices. Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of the interest rate, exchange rate and natural gas commodity markets may have on operating results. The Company does not engage in speculative transactions, nor does it hold or issue financial instruments for trading purposes.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company formally documents hedging instruments and hedging items, as well as its risk management objective and strategy for undertaking hedged items. This process includes linking all derivatives that are designated as fair value and cash flow hedges to specific assets, liabilities or firm commitments on the consolidated balance sheet or to forecasted transactions. The Company also formally assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. Regression analysis is used to assess effectiveness of the hedging relationship and the dollar offset method is used to measure any ineffectiveness associated with the hedges. When it is determined that a derivative is not highly effective, the derivative expires, or is sold, terminated, or exercised, or the derivative is discontinued because it is unlikely that a forecasted transaction will occur, the Company discontinues hedge accounting prospectively for that specific hedge instrument.

(j) Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred. Advertising and promotion expenses included in selling, administrative, and general expenses were $56,168 in 2007, $55,254 in 2006 and $41,339 in 2005.

Vendor consideration, generally cash, is classified as a reduction of net sales, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company makes various payments to customers, including slotting fees, advertising allowances, buy-downs and co-op advertising. All of these payments reduce gross sales with the exception of co-op advertising. Co-op advertising is classified as a selling, general and administrative expense in accordance with EITF 01-09. Co-op advertising expenses, a component of advertising and promotion expenses, were $5,686 in 2007, $13,352 in 2006 and $14,408 in 2005.

(k) Impairment of Long-Lived Assets

Long-lived assets and intangibles subject to amortization are reviewed for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted cash flows of the asset, an impairment charge is recognized equal to the amount by which the carrying amount exceeds the expected undiscounted cash flows. Assets held for sale are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

(l) Foreign Currency Translation

The Company’s subsidiaries that operate outside the United States use their local currency as the functional currency, with the exception of operations carried out in Canada and Mexico, in which case the functional currency is the U.S. dollar. Other than Canada and Mexico, the functional currency is translated into U.S. dollars for balance sheet accounts using the month end rates in effect as of the balance sheet date and average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders’ equity, within other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies are included in other income or expense, within the consolidated statements of earnings. The assets and liabilities of the Company’s Canada and Mexico operations are re-measured using a month end rate, except for non-monetary assets and liabilities, which are re-measured using the historical exchange rate. Income and expense accounts are re-measured using an average monthly rate for the period, except for expenses related to those balance sheet accounts that are re-measured using historical exchange rates. The resulting re-measurement adjustment is reported in the consolidated statements of earnings when incurred.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(m) Earnings per Share (“EPS”)

Basic net earnings per share (“EPS”) is calculated using net earnings available to common stockholders divided by the weighted-average number of shares of common stock outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

Dilutive common stock options are included in the diluted EPS calculation using the treasury stock method. Common stock options that were not included in the diluted EPS computation because the options’ exercise price was greater than the average market price of the common shares for the periods presented were 775, 1,271 and 351 for 2007, 2006 and 2005, respectively.

Computations of basic and diluted earnings per share are presented in the following table:

	Years Ended December 31,
	2007	2006	2005
Net earnings	$706,814	455,833	387,138

Weighted-average common and dilutive potential common shares outstanding:
Weighted-average common shares outstanding	68,172	67,674	66,932
Add weighted-average dilutive potential common shares—options to purchase common shares, net	320	382	712

Weighted-average common and dilutive potential common shares outstanding.	68,492	68,056	67,644

Basic earnings per share	10.37	6.74	5.78

Diluted earnings per share	10.32	6.70	5.72

(n) Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for its stock compensation plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, no stock-based employee compensation cost related to stock options was recognized in the Consolidated Statement of Earnings as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost for 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Compensation expense is recognized on a straight-line basis over the options estimated lives for fixed awards with ratable vesting provisions. Results for prior periods have not been restated.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB No. 123(R) to options granted under the Plan in the period presented. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes-Merton option-pricing formula and amortized to expense over the options’ vesting periods.

2005
Net earnings as reported	$387,138
Deduct: Stock-based employee compensation expense determined under fair value based method for all options, net of related tax effects	(8,628)

Pro forma net earnings	$378,510

Net earnings per common share (basic)
As reported	$5.78
Pro forma	$5.66
Net earnings per common share (diluted)
As reported	$5.72
Pro forma	$5.60

(o) Comprehensive Income

Comprehensive income includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions and derivative financial instruments designated as cash flow hedges. The Company does not provide income taxes on currency translation adjustments, as earnings from foreign subsidiaries are considered to be indefinitely reinvested.

Amounts recorded in accumulated other comprehensive income on the Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Translation adjustment	Hedge instruments	SFAS 158	Tax expense (benefit)	Total
December 31, 2005	$(48,702)	1,998	—	(729)	(47,433)
2006 activity	179,789	(4,412)	818	1,610	177,805

December 31, 2006	131,087	(2,414)	818	881	130,372
2007 activity	230,941	2,288	1,215	(835)	233,609

December 31, 2007	$362,028	(126)	2,033	46	363,981

(p) Recent Accounting Pronouncements

In July 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109,” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 were effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS 157 is effective for the Company’s fiscal year beginning January 1, 2008 for financial assets and liabilities and January 1, 2009 for non-financial assets and liabilities. The Company is currently evaluating the impact of SFAS No. 157, if any, on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more single-employer defined benefit plans to recognize the over-funded or under-funded status of a benefit plan in its statement of financial position, recognize as a component of other comprehensive income, net of tax, gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit costs pursuant to SFAS No. 87, “Employers Accounting for Pensions,” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations. The recognition and disclosure provisions required by SFAS No. 158 were effective for the Company’s fiscal year ending December 31, 2006. The measurement date provisions are effective for fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 for its fiscal year ended December 31, 2006 which resulted in the Company recording $818 in accumulated other comprehensive income for amounts that had not been previously recorded in net periodic benefit cost. The Company is currently evaluating the impact of the measurement date provisions of SFAS No. 158 on its consolidated financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at a specified election date and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. If elected, SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing whether fair value accounting is appropriate for any eligible items and has not estimated the impact, if any, on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. Once adopted, the Company will assess the impact of SFAS 141R upon the occurrence of a business combination.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 160 on its consolidated financial statements.

(q) Fiscal Year

The Company ends its fiscal year on December 31. Each of the first three quarters in the fiscal year ends on the Saturday nearest the calendar quarter end.

(r) Reclassifications

The Company reclassified certain prior period financial statement balances to conform to the current year presentations (See Note 3).

(2) Acquisitions

During 2006, the Company acquired certain assets of a carpet backing manufacturer for approximately $73,000 which was paid for in cash.

During 2007, the Company acquired certain wood flooring assets and liabilities of Columbia Forest Products, Inc. (“Columbia”) for approximately $147,000. The acquisition includes the assets of two pre-finished solid plants and one engineered wood plant in the United States and an engineered wood plant in Malaysia. In connection with the acquisition, the Company recorded $13,069 in goodwill. The results of operations from the date of acquisition are included in the Company’s consolidated results. Net sales were approximately $65,000 and operating income was not significant to the consolidated results for the year ending December 31, 2007.

(3) Receivables

Receivables are as follows:

	2007	2006
Customers, trade	$845,446	932,022
Other	31,977	47,798

	877,423	979,820
Less allowance for discounts, returns, claims and doubtful accounts	56,310	69,799

Net receivables	$821,113	910,021

At December 31, 2006, the Company reclassified approximately $28,500 of product warranty claims from the allowance for discounts, returns, claims and doubtful accounts to current liabilities. In addition, at December 31, 2006, the Company reclassified approximately $24,800 of receivables from prepaid expenses and other assets to customers, trade.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table reflects the activity of allowances for discounts, returns, claims and doubtful accounts for the years ended December 31:

	Balance at beginning of year	Additions charged to costs and expenses(1)	Deductions(2)	Balance at end of year
2005	$71,830	274,659	269,767	76,722
2006	76,722	293,029	299,952	69,799
2007	69,799	270,993	284,482	56,310

(1)	Includes $1,500 in 2007 related to the Columbia acquisition and $2,035 in 2005 related to the Unilin acquisition. These amounts were not charged to costs and expenses.
(2)	Represents charge-offs, net of recoveries.

(4) Inventories

The components of inventories are as follows:

	2007	2006
Finished goods	$804,408	$806,463
Work in process	100,582	95,746
Raw materials	371,578	323,665

Total inventories	$1,276,568	1,225,874

(5) Goodwill and Other Intangible Assets

The Company evaluates its goodwill and indefinite life intangibles on an annual basis for impairment. The Company has three reporting segments, the Mohawk segment, the Dal-Tile segment, and the Unilin segment. Accordingly the Company has assigned the acquired goodwill and indefinite life intangibles to the respective reporting segments. During the fourth quarter of 2007, the Company evaluated the goodwill and indefinite life intangibles using the discounted cash flow and market approaches and determined that there was no impairment.

The following table summarizes the components of intangible assets:

Goodwill:

	Mohawk	Dal-Tile	Unilin	Total
Balances as of January 1, 2006	$198,132	1,191,672	1,232,159	2,621,963
Goodwill acquired during the year	1,000	(8,882)	(19,209)	(27,091)
Effect of translation	—	—	104,767	104,767

Balances as of December 31, 2006	199,132	1,182,790	1,317,717	2,699,639
Goodwill acquired during the year	—	3,223	(19,379)	(16,156)
Effect of translation	—	—	113,856	113,856

Balances as of December 31, 2007	$199,132	1,186,013	1,412,194	2,797,339

During 2007, the Company recorded additional goodwill of $13,069 in the Unilin segment for the acquisition of certain wood flooring assets and liabilities of Columbia Forest Products, Inc. Additionally in 2007,

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

changes in the Unilin reporting segment relate to adjustments to the opening balance sheet including the reversal of pre acquisition tax liabilities of $32,448. During 2007, changes in the Dal-Tile segment relate to adjustments to the opening balance sheet including the adjustment of pre acquisition liabilities of $3,223. The change in goodwill during 2006 within the Unilin segment resulted from adjustments to the opening balance sheet including the reversal of pre acquisition tax liabilities of $16,644. In addition, the Company recognized additional goodwill of $1,000 related to an earn-out agreement entered into in 2003 in the Mohawk segment and reversed certain pre-acquisition tax liabilities in the Dal-Tile segment in 2006.

Intangible assets:

	Tradenames
Indefinite life assets not subject to amortization:
Balance as of January 1, 2006	$622,094
Effect of translation	40,220

Balance as of December 31, 2006	662,314
Effect of translation	44,772

Balance as of December 31, 2007	$707,086

	Customer relationships	Patents	Total
Intangible assets subject to amortization:
Balance as of January 1, 2006	$307,566	244,437	552,003
Amortization during period	(44,186)	(36,943)	(81,129)
Effect of translation	20,733	26,173	46,906

Balance as of January 1, 2007	284,113	233,667	517,780
Amortization during period	(46,751)	(48,202)	(94,953)
Effect of translation	18,730	23,226	41,956

Balance as of December 31, 2007	$256,092	208,691	464,783

	Years Ended December 31,
	2007	2006	2005
Amortization expense:
Aggregation amortization expense	$94,953	81,129	17,324

Estimated amortization expense for the years ended December 31, are as follows:

2008	$83,650
2009	82,172
2010	80,152
2011	77,937
2012	66,911

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(6) Property, Plant and Equipment

Following is a summary of property, plant and equipment:

	2007	2006
Land	$193,867	178,553
Buildings and improvements	747,542	698,878
Machinery and equipment	2,123,351	2,006,849
Furniture and fixtures	54,826	53,961
Leasehold improvements	42,308	33,702
Construction in progress	151,741	96,579

	3,313,635	3,068,522
Less accumulated depreciation and amortization	1,337,914	1,180,434

Net property, plant and equipment	$1,975,721	1,888,088

Property, plant and equipment included capitalized interest of $4,446, $7,477 and $6,000 in 2007, 2006 and 2005, respectively. Depreciation expense was $207,613, $189,388 and $133,333 for 2007, 2006 and 2005, respectively. Included in the property, plant and equipment are capital leases with a cost of $33,220 and $29,945 accumulated depreciation of $3,402 and $2,060 at December 31, 2007 and 2006, respectively.

(7) Long-Term Debt

On October 28, 2005, the Company entered into a $1,500,000 five-year, senior, unsecured, revolving credit and term loan facility (the “senior unsecured credit facilities”). The senior unsecured credit facilities replaced a then-existing credit facility and various uncommitted credit lines. The senior unsecured credit facilities consist of (i) a multi-currency $750,000 revolving credit facility, (ii) a $389,200 term loan facility and (iii) a Euro 300,000 term loan facility, all of which mature on October 28, 2010. The Company entered into the senior unsecured credit facility to finance the Unilin Acquisition and to provide for working capital requirements. At December 31, 2007, $215,495 of borrowings was outstanding under these facilities. The borrowings outstanding are comprised of $141,911 under the revolving credit facility and Euro 50,000, or approximately $73,584, borrowings outstanding under the Euro term facility. The outstanding balance of the $389,200 term loan facility was repaid in 2006.

At December 31, 2007, a total of approximately $504,381 was available under the revolving credit facility. The amount used under the revolving credit facility at December 31, 2007, was $245,619. The amount used under the revolving credit facility is composed of $141,911 borrowings, $55,599 standby letters of credit guaranteeing the Company’s industrial revenue bonds and $48,109 standby letters of credit related to various insurance contracts and foreign vendor commitments.

The senior unsecured credit facilities bear interest at (i) the greater of (x) prime rate or (y) the overnight federal funds rate plus 0.50%, or (ii) LIBOR plus an indexed amount based on the Company’s senior, unsecured, long-term debt rating.

The Company has an on-balance sheet trade accounts receivable securitization agreement (the “Securitization Facility”). The Securitization Facility allows the Company to borrow up to $350,000 based on available accounts receivable. At December 31, 2007 and 2006, the Company had $190,000 outstanding. The Securitization Facility is secured by trade receivables. During the third quarter of 2007, the Company extended the term of its Securitization Facility until July 2008.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

On November 8, 2005, one of the Company’s subsidiaries entered into a Euro 130,000 five-year unsecured, revolving credit facility, maturing on November 8, 2010 (the “Euro revolving credit facility”). This agreement bears interest at EURIBOR plus an indexed amount based on the Company’s senior, unsecured, long-term debt rating. The Company guaranteed the obligations of that subsidiary under the Euro revolving credit facility and of any of the Company’s other subsidiaries that become borrowers under the Euro revolving credit facility. As of December 31, 2007, the Company had no borrowings outstanding under this facility. As of December 31, 2006, the Company had borrowings outstanding of Euro 18,810 or approximately $24,831 under this facility.

The Company’s senior unsecured credit facilities and the unsecured Euro revolving credit facility both contain debt to capital ratio requirements and other customary covenants. Under both of these credit facilities, the Company must pay an annual facility fee ranging from 0.06% to 0.25% depending upon the Company’s senior, unsecured long-term debt rating.

On January 17, 2006, the Company issued $500,000 aggregate principal amount of 5.75% notes due 2011 and $900,000 aggregate principal amount of 6.125% notes due 2016. The net proceeds from the issuance of these notes were used to pay off a $1,400,000 bridge credit facility entered into in connection with the Unilin Acquisition. Interest payable on each series of the notes is subject to adjustment if either Moody’s Investor Service, Inc. or Standard & Poor’s Ratings Services, or both, downgrades the rating they have assigned to the notes. Each rating agency downgrade results in a 0.25% increase in the interest rate, subject to a maximum increase of 1% per rating agency. If later the rating of these notes improves, then the interest rates would be reduced accordingly. The provision for increasing the interest rate will no longer apply if the rating of these notes from both rating agencies improves above the rating of these notes in effect at the time of the issuance of the notes. There have been no adjustments to the interest rate of the notes.

In 2002, the Company issued $300,000 aggregate principal amount of its senior 6.5% notes due in 2007 and $400,000 aggregate principal amount of its senior 7.2% notes due 2012. In April 2007, the Company repaid its $300.0 million aggregate principal amount of its senior 6.5% notes. The Company used its availability under its Securitization Facility and its revolving credit facility to repay the 6.5% notes.

Long-term debt consists of the following:

	2007	2006
6.50% senior notes, payable April 15, 2007 interest payable semiannually	$—	300,000
Securitization facility, due July 30, 2008	190,000	190,000
Five year senior unsecured credit facility, due October 28, 2010	215,495	395,321
5.75% note, payable January 15, 2011 interest payable semiannually	500,000	500,000
7.20% senior notes, payable April 15, 2012 interest payable semiannually	400,000	400,000
6.125% note, payable January 15, 2016 interest payable semiannually	900,000	900,000
Euro five year unsecured revolving credit facility due November 8, 2010	—	24,831
Industrial revenue bonds, capital leases and other	76,339	73,529

Total long-term debt	2,281,834	2,783,681
Less current portion	260,439	576,134

Long-term debt, excluding current portion	$2,021,395	2,207,547

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The aggregate maturities of long-term debt as of December 31, 2007 are as follows:

2008	$260,439
2009	4,141
2010	215,685
2011	500,197
2012	400,201
Thereafter	901,171

$2,281,834

(8) Accounts Payable, Accrued Expenses and Deferred Tax Liability

Accounts payable and accrued expenses are as follows:

	2007	2006
Outstanding checks in excess of cash	$24,619	68,139
Accounts payable, trade	399,141	371,538
Accrued expenses	321,547	331,326
Income taxes payable	42,090	125,046
Deferred tax liability	11,890	4,565
Accrued compensation	151,774	152,830

Total accounts payable and accrued expenses	$951,061	1,053,444

(9) Derivative Financial Instruments

Natural Gas Risk Management

The Company uses a combination of natural gas futures contracts and long-term supply agreements to manage unanticipated changes in natural gas prices. The contracts are based on forecasted usage of natural gas measured in Million British Thermal Units (“MMBTU”).

The Company has designated the natural gas futures contracts as cash flow hedges. The outstanding contracts are valued at market with the offset applied to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness.

Any gain or loss is reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. At December 31, 2007, the Company had natural gas contracts that mature from January 2008 to March 2008 with an aggregate notional amount of approximately 310 MMBTU’s. The fair value of these contracts was a liability of $279 as of December 31, 2007. At December 31, 2006, the Company had natural gas contracts that matured from January 2007 to October 2007 with an aggregate notional amount of approximately 1,400 MMBTU’s. The fair value of these contracts was a liability of $2,414 as of December 31, 2006. The offset to these assets is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of earnings and was not significant for the periods reported. The amount that the Company anticipates that will be reclassified out of accumulated other comprehensive income in the next twelve months is a loss of approximately $279, net of taxes.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company’s natural gas long-term supply agreements are accounted for under the normal purchase provision within SFAS No. 133 and its amendments. At December 31, 2007, the Company had normal purchase commitments of approximately 303 MMBTU’s for periods maturing from January 2008 through March 2008. The contracted value of these commitments was approximately $2,842 at December 31, 2007. At December 31, 2006, the Company had normal purchase commitments of approximately 1,748 MMBTU’s for periods maturing from January 2007 through March 2008. The contracted value of these commitments was approximately $15,357 at December 31, 2006.

Foreign Currency Rate Management

The Company enters into foreign exchange forward contracts to hedge foreign denominated costs associated with its operations in Mexico. The objective of these transactions is to reduce volatility of exchange rates where these operations are located by fixing a portion of their costs in U.S. currency. Accordingly, these contracts have been designated as cash flow hedges. Gains and losses are reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. The Company had forward contracts to purchase approximately 244,009 Mexican pesos at December 31, 2007. The fair value of these contracts was an asset of $153 as of December 31, 2007. The aggregate U.S. dollar value of these contracts at December 31, 2007 was approximately $21,844. The offset to these assets is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of earnings and was not significant for the periods reported. The amount that the Company anticipates that will be reclassified out of accumulated other comprehensive income in the next twelve months is a gain of approximately $153, net of taxes. The Company had no forward contracts outstanding at December 31, 2006.

(10) Product warranties

The Company warrants certain qualitative attributes of its products for up to 33 years. The Company records a provision for estimated warranty and related costs, based on historical experience and periodically adjusts these provisions to reflect actual experience.

Product warranties are as follows:

	2007	2006	2005
Balance at beginning of year	$30,712	27,775	23,473
Warranty claims	(54,685)	(48,472)	(46,850)
Warranty expense	67,301	51,409	49,365
Other(1)	2,859	—	1,787

Balance at end of year	$46,187	30,712	27,775

(1)	Includes $2,859 in 2007 and $1,787 related to the Columbia acquisition and Unilin acquisition, respectively. These amounts were not charged to expense.

(11) Stock Options, Stock Compensation and Treasury Stock

Prior to January 1, 2006, the Company accounted for its stock compensation plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB No. 123, Accounting for Stock-Based Compensation. Accordingly, no

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

stock-based employee compensation cost related to stock options was recognized in the Consolidated Statement of Earnings as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FASB No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FASB No. 123(R). Results for prior periods have not been restated.

Prior to the adoption of FASB No. 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Statement of Cash Flows. FASB No. 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. Accordingly, the Company has classified the excess tax benefit as a financing cash inflow.

Under the Company’s 2007 Long-Term Incentive Plan (“2007 Plan”), which was approved by the Company’s stockholders on May 16, 2007 and supersedes the 2002 Long-Term Incentive Plan, the Company reserved up to a maximum of 3,200 shares of common stock for issuance upon the grant or exercise of stock options, restricted stock, restricted stock units (“RSU’s”) and other types of awards, as defined under the 2002 Plan, to directors and key employees through 2017. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock on the date of the grant and generally vest between three and five years with a 10-year contractual term. Restricted stock and RSU’s are generally granted with a price equal to the market price of the Company’s common stock on the date of the grant and generally vest between three and five years. As of December 31, 2007, there have been no awards granted under the 2007 Plan.

Additional information relating to the Company’s stock option plans follows:

	2007	2006	2005
Options outstanding at beginning of year	2,034	2,276	2,281
Options granted	64	146	460
Options exercised	(588)	(338)	(378)
Options canceled	(55)	(50)	(87)

Options outstanding at end of year.	1,455	2,034	2,276

Options exercisable at end of year	821	1,066	857

Option prices per share:
Options granted during the year	$75.10-93.65	75.82-86.51	76.73-89.46

Options exercised during the year	$16.66-88.33	11.33-73.45	9.33-82.50

Options canceled during the year	$22.63-93.65	24.63-89.46	30.53-90.97

Options outstanding at end of year	$16.66-93.65	16.60-90.97	11.33-90.97

Options exercisable at end of year	$16.66-90.97	16.60-90.97	11.33-90.97

During 1996, the Company adopted the 1997 Non-Employee Director Stock Compensation Plan. The plan provides for awards of common stock of the Company for non-employee directors to receive in lieu of cash for their annual retainers. During 2007, 2006 and 2005, a total of 1, 1 and 1 shares, respectively, were awarded to the non-employee directors under the plan.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In addition, the Company maintains an employee incentive program that awards restricted stock on the attainment of certain service criteria. The outstanding awards related to these programs and related compensation expense was not significant for any of the years ended December 31, 2007, 2006 and 2005.

The Company’s Board of Directors has authorized the repurchase of up to 15,000 shares of the Company’s outstanding common stock. For the year ended December 31, 2007, no shares of the Company’s common stock were purchased. Since the inception of the program, a total of approximately 11,512 shares have been repurchased at an aggregate cost of approximately $334,747. All of these repurchases have been financed through the Company’s operations and banking arrangements.

On October 31, 2005, the Company entered into a Discounted Stock Purchase Agreement (the “DSPA”) with certain members of the Unilin management team (the “Unilin Management”). Under the terms of the DSPA, the Company is obligated to make cash payments to the Unilin Management in the event that certain performance goals are satisfied. In each of the years in the five-year period ended December 31, 2010, the remaining members Unilin Management can earn amounts, in the aggregate, equal to the average value of 30,671 shares of the Company’s common stock over the 20 trading day period ending on December 31 of the prior year. Any failure in a given year to reach the performance goals may be rectified, and consequently the amounts payable with respect to achieving such criteria may be made, in any of the other years. The amount of the liability is measured each period and recognized as compensation expense in the statement of earnings. The Company expensed approximately $2,300 under the DSPA for each of the years ended December 31, 2007 and 2006.

The fair value of the option award is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the Company’s common stock and other factors. The Company uses historical data to estimate option exercise and forfeiture rates within the valuation model. Optionees that exhibit similar option exercise behavior are segregated into separate groups within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on U.S. Treasury yields in effect at the time of the grant for the expected term of the award.

	2007	2006	2005
Dividend yield	—	—	—
Risk-free interest rate	4.8%	4.6%	4.0%
Volatility	29.0%	35.3%	37.7%
Expected life (years)	6	6	6

A summary of the Company’s options under the 2007 Plan as of December 31, 2007, and changes during the period then ended is presented as follows:

	Shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Average intrinsic value
Options outstanding January 1, 2007	2,034	$64.43
Granted	64	89.07
Exercised	(588)	52.45
Forfeited and expired	(55)	76.41

Options outstanding, end of period	1,455	69.89	5.8	$14,376

Vested and expected to vest at December 31, 2007	1,371	$69.14	5.7	$14,240

Exercisable at December 31, 2007	821	$60.86	4.9	$13,118

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The weighted-average grant-date fair value of an option granted during 2007, 2006 and 2005, was $33.68, $33.80 and $37.29, respectively. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006, and 2005 was $22,943, $14,032 and $20,241, respectively. Total compensation expense recognized for the periods ended December 31, 2007 and 2006 was $8,827 ($6,359, net of tax) and $11,925 ($7,537, net of tax), respectively, which was allocated to selling, general and administrative expenses. The remaining unamortized expense for non-vested compensation expense at December 31, 2007, was $11,662 with a weighted average remaining life of 1.8 years.

The following table summarizes information about the Company’s stock options outstanding at December 31, 2007:

Exercise price range	Outstanding			Exercisable
	Number of shares	Average life	Average price	Number of shares	Average price
Under $48.50	289	3.6	$38.13	253	$36.67
$49.09-$63.90	261	4.2	61.26	248	61.36
$65.02-$73.45	246	5.7	72.54	141	72.19
$73.54-$84.85	261	7.6	82.18	80	82.13
$86.51-$88.00	48	7.9	87.56	14	87.96
$88.33-$93.65	350	7.3	89.11	85	88.48

Total	1,455	5.8	$69.89	821	$60.86

A summary of the Company’s RSUs under the 2007 Plan as of December 31, 2007, and changes during the period then ended is presented as follows:

	Shares	Weighted average price	Weighted average remaining contractual term (years)	Average intrinsic value

Restricted Stock Units outstanding January 1, 2007	—	$—
Granted	144	93.61
Forfeited	(7)	93.65

Restricted Stock Units outstanding, end of period	137	93.61	2.1	$10,205

Vested and expected to vest at December 31, 2007	121	$93.61	2.1	$9,018

The Company recognized stock based compensation costs related to the issuance of RSU’s of $4,446 ($3,203 net of taxes) for the period ended December 31, 2007, which has been allocated to selling, general and administrative expenses. Pre-tax unrecognized compensation expense for unvested RSU’s granted to employees, net of estimated forfeitures, was $7,487 as of December 31, 2007, and will be recognized as expense over a weighted-average period of approximately 2.8 years.

(12) Employee Benefit Plans

The Company has a 401(k) retirement savings plan (the “Mohawk Plan”) open to substantially all of its employees within the Mohawk segment, Dal-Tile segment and as of January 1, 2007, certain U.S. employees of the Unilin segment, who have completed 90 days of eligible service. For the Mohawk segment, the Company contributes $0.50 for every $1.00 of employee contributions up to a maximum of 4% of the employee’s salary

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

and an additional $0.25 for every $1.00 of employee contributions in excess of 4% of the employee’s salary up to a maximum of 6%. For the Dal-Tile and Unilin segments, the Company contributes $.50 for every $1.00 of employee contributions up to a maximum of 6% of the employee’s salary. Employee and employer contributions to the Mohawk Plan were $43,187 and $16,946 in 2007, $40,369 and $15,713 in 2006, and $38,322 and $15,118 in 2005, respectively. The Company also made a discretionary contribution to the Mohawk Plan of approximately $5,500, $5,900 and $5,710 in 2007, 2006 and 2005, respectively.

The Company has a non-contributory defined benefit plan (the “U.S. Plan”) assumed in the acquisition of Lees Carpet from Burlington Industries, Inc., in November 2003. The U.S. Plan was frozen in September 2003 and accordingly the participants became 100% vested. The Company terminated the U.S. Plan as of December 31, 2006. All benefits associated with the U.S. Plan were distributed to participants during 2007. The Company used December 31 as the measurement date for its U.S. Plan.

The Company also has various pension plans covering employees in, Belgium, France, and The Netherlands (the “Non-U.S. Plans”) that it acquired with the acquisition of Unilin. Benefits under the Non-U.S. Plans depend on compensation and years of service. The Non-U.S. Plans are funded in accordance with local regulations. The Company uses December 31 as the measurement date for its Non-U.S. Plans.

Components of the net periodic benefit cost of the Company’s pension benefit plans were as follows:

U.S. Plan:

	2007	2006	2005
Service cost of benefits earned	$—	—	26
Interest cost on projected benefit obligation	—	1,285	1,213
Settlement and curtailment	—	—	(65)
Expected return on plan assets	—	(1,439)	(1,542)
Recognized acturial (gain) or loss	—	3,092	—
Net amortization and deferral	—	—	(391)
Settlements	1,050	—	—

Net pension expense/(income)	$1,050	2,938	(759)

Assumptions used to determine net periodic pension expense for U.S. Plan:

	2007	2006	2005
Discount rate	—	5.50%	5.50%
Expected rate of return on plan assets	—	8.00%	8.00%

Non-U.S. Plans:

	2007	2006
Service cost of benefits earned	$1,927	1,607
Interest cost on projected benefit obligation	968	833
Expected return on plan assets	(738)	(633)
Amortization of actuarial gain	(12)	—

Net pension expense	$2,145	1,807

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Assumptions used to determine net periodic pension expense for Non-U.S. Plans:

	2007	2006
Discount rate	4.50%-5.06%	4.50%-4.90%
Expected rate of return on plan assets	4.50%-4.90%	4.50%-4.90%
Rate of compensation increase	2.50%-7.00%	2.50%-7.00%
Underlying inflation rate	2.00%	2.00%

The obligations, plan assets and funding status of the plans were as follows:

	U.S. Plan		Non-U.S. Plans
	2007	2006	2007	2006
Change in benefit obligation:
Projected benefit obligation at end of prior year	$28,472	25,128	18,445	16,158
Cummulative foreign exchange effect	—	—	2,118	1,858
Service cost	—	—	2,072	1,607
Interest cost	—	1,285	1,041	833
Plan participants contributions	—	—	603	530
Actuarial (gain) loss	(366)	4,124	(802)	(1,214)
Settlement payments and curtailment	(28,106)	(2,065)	—	—
Benefits paid	—	—	(1,432)	(1,327)

Projected benefit obligation at end of year	$—	28,472	22,045	18,445

Change in plan assets:
Fair value of plan assets at end of prior year	$19,311	19,747	14,852	13,050
Fair value adjustment	—	—	299	—
Cummulative foreign exchange effect	—	—	1,704	1,501
Actual return on plan assets	684	1,629	794	633
Employer contributions	8,214	—	1,816	1,426
Benefits paid	—	—	(1,432)	(1,327)
Plan participant contributions	—	—	603	530
Actuarial (loss) gain	(103)	—	92	(961)
Settlement payments and curtailment	(28,106)	(2,065)	—	—

Fair value of plan assets at end of year	$—	19,311	18,728	14,852

Funded status of the plans:
Ending funded status	$—	(9,161)	(3,317)	(3,593)

Net amount recognized in consolidated balance sheets:
Accrued expenses (Current liability)	$—	(9,161)	—	—
Accrued benefit liability (Non-current liability)	—	—	(3,317)	(3,593)
Accumulated other comprehensive gain	—	—	(2,033)	(818)

Net amount recognized	$—	(9,161)	(5,350)	(4,411)

The Company’s net amount recognized in accumulated other comprehensive income related to actuarial gains was $1,215 and $818 for the periods ended December 31, 2007 and 2006, respectively.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Assumptions used to determine the projected benefit obligation for the Company’s pension benefit plans were as follows:

	2007	2006
U.S. Plan:
Discount rate	—	5.16%

Non-U.S. Plan:
Discount rate	5.00%-5.55%	4.50%-4.90%
Rate of compensation increase	1.00%-7.00%	2.50%-7.00%
Underlying inflation rate	2.00%	2.00%

The discount rate assumptions used to account for pension obligations reflect the rates at which the Company believes these obligations will be effectively settled. In developing the discount rate, the Company evaluated input from its actuaries, including estimated timing of obligation payments and yield on investments. The rate of compensation increase for the Non-U.S. Plans is based upon the Company’s annual reviews.

	U.S. Plan		Non-U.S. Plans
	2007	2006	2007	2006
Plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$—	28,472	1,317	18,445
Accumulated benefit obligation	—	28,472	899	16,115
Fair value of plan assets	—	19,311	532	14,852
Plans with plan assets in excess of accumulated benefit obligations:
Projected benefit obligation	$—	—	20,728	—
Accumulated benefit obligation	—	—	17,186	—
Fair value of plan assets	—	—	18,196	—

Estimated future benefit payments for the Non-U.S. Plans are $602 in 2008, $808 in 2009, $912 in 2010, $1,013 in 2011, $1,347 in 2012 and $9,170 in total for 2013-2017.

The Company expects to make cash contributions of $1,958 to its Non-U.S. Plans in 2008.

The percentage of each asset category of the total assets held by the plans follows:

	2007	2006
U.S. Plan:
Debt security	$—	8,999
Cash fund	—	10,312

Total plan assets	$—	19,311

Non-U.S. Plans:
Insurance contracts	$18,728	14,852

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company’s investment policy:

	2007	2006
U.S. Plan:
Debt securities	—	50.0%
Cash fund	—	50.0%

	—	100.0%

Non-U.S. Plans:
Insurance contracts	100.0%	100.0%

The Company’s approach to developing its expected long-term rate of return on pension plan assets combines an analysis of historical investment performance by asset class, the Company’s investment guidelines and current and expected economic fundamentals.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its benefit plans in the December 31, 2006 Consolidated Balance Sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The Company recorded a decrease to its pension liability of $818 and an adjustment to accumulated other comprehensive income of $818 which represents the net unrecognized prior service costs.

(13) Income Taxes

Following is a summary of income from continuing operations before income taxes for United States and foreign operations:

	2007	2006	2005
United States	$349,922	494,190	590,539
Foreign	254,195	182,121	11,594

Income before income taxes	$604,117	676,311	602,133

Income tax expense (benefit) for the years ended December 31, 2007, 2006 and 2005, consists of the following:

	2007	2006	2005
Current income taxes:
U.S. federal	$109,810	206,435	183,807
State and local	8,636	20,320	15,147
Foreign	71,047	62,322	11,555

Total current	$189,493	289,077	210,509

Deferred income taxes
U.S. federal	25,185	(35,313)	17,795
State and local	(26,535)	(4,932)	300
Foreign	(290,840)	(28,354)	(13,609)

Total deferred	$(292,190)	(68,599)	4,486

Total	$(102,697)	220,478	214,995

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Income tax expense attributable to earnings before income taxes differs from the amounts computed by applying the U.S. statutory federal income tax rate to earnings before income taxes as follows:

	2007	2006	2005
Computed “expected” tax expense	$211,441	236,709	210,747
State and local income taxes, net of federal income tax benefit	10,610	4,522	4,748
Foreign income taxes	(25,925)	(26,280)	(589)
Change in valuation allowance	630	28,608	(1,351)
Change in statutory tax rate	—	(1,528)	—
Belgium notional interest	(36,446)	(22,510)	—
Tax contingencies & audit settlements	4,406	—	—
Intellectual property migration to Luxembourg	(271,607)	—	—
Other, net	4,194	957	1,440

	$(102,697)	220,478	214,995

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006, are presented below:

	2007	2006
Deferred tax assets:
Accounts receivable	$21,346	21,756
Inventories	44,354	47,507
Accrued expenses and other	92,672	112,639
FIN 48 indirect benefits	20,747	—
Intangibles	249,057	—
Foreign and state net operating losses and credits	99,858	81,589
Valuation allowance	(75,028)	(68,773)

Gross deferred tax assets	453,006	194,718

Deferred tax liabilities:
Plant and equipment	(277,013)	(291,233)
Intangibles	(324,284)	(336,636)
LIFO change in accounting method	(38,682)	(50,424)
Other liabilities	(39,856)	(47,356)

Gross deferred tax liabilities	(679,835)	(725,649)

Net deferred tax liability(1)	$(226,829)	(530,931)

(1)	This amount includes $260,644 and $2,693 of non-current deferred tax assets which are in deferred income taxes and other assets and $11,890 and $4,565 of current deferred tax liabilities which are included in accounts payable and accrued expenses in the consolidated balance sheet as of 2007 and 2006, respectively.

Management believes it is more likely than not the Company will realize the benefits of these deductible differences, with the exception of certain carryforward deferred tax assets discussed below, based upon the expected reversal of deferred tax liabilities and the level of historical and projected taxable income over periods in which the deferred tax assets are deductible.

During the fourth quarter of 2007, the Company implemented a change in residency of one of its foreign subsidiaries. This tax restructuring resulted in a step up in the subsidiary’s taxable basis of its intellectual property and

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

the recognition of a deferred tax asset of approximately $245,000 and a related income tax benefit of approximately $272,000. The step up relates primarily to intangible assets which will be amortized over 10 years for tax purposes.

As of December 31, 2007, the Company had state net operating loss carryforwards and state tax credits with potential tax benefits of approximately $43,787, net of federal income tax benefit; these carryforwards expire over various periods based on jurisdiction. The Company evaluates its ability to realize the tax benefits associated with deferred tax assets by analyzing its forecasted taxable income using both historical and projected future operating results, the reversal of existing temporary differences, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. Accordingly, a valuation allowance of approximately $25,401 has been recorded for domestic attributes for the year ended December 31, 2007. Of the balance of $25,401, approximately $3,534 of the future tax benefit, if realized, from the reversal of the valuation allowance would be allocable as a reduction of goodwill. In addition, the Company has net operating loss carryforwards in various foreign jurisdictions of approximately $56,070 as of December 31, 2007. The net operating loss carryforwards have an indefinite life. Based on historical and future income projections, it is the Company’s opinion that it is more likely than not that the benefit of net operating loss carryforwards in certain foreign jurisdictions will not be realized; therefore, a valuation allowance totaling $49,627 as of December 31, 2007 has been recorded against these deferred tax assets. The valuation allowance of $68,773 as of December 31, 2006 consists principally of foreign and state net operating losses and state tax credits. For 2007, the total change in the valuation allowance was an increase of $6,255. An increase of $25,178 was primarily as a result of a generating additional net operating losses and credit carryforwards in the current period in foreign and state jurisdictions for which no benefit is expected to be realized, and an increase in foreign loss carryforwards for the effects of foreign exchange rates. The increase above was offset by the release of valuation allowance on state tax credits of $18,923.

The Company does not provide for U.S. federal and state income taxes on the cumulative undistributed earnings of its foreign subsidiaries because such earnings are reinvested and will continue to be reinvested indefinitely. At December 31, 2007 and 2006, the Company had not provided federal income taxes on earnings of approximately $630,000 and $257,000 from its foreign subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes in various international jurisdictions. These taxes would be partially offset by U.S. foreign tax credits. Determination of the amount of unrecognized deferred US tax liability is not practical because of the complexities associated with this hypothetical calculation.

In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities and the Company has accrued a liability when it believes that it is not more likely than not that it will realize the benefits of tax positions that it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with FIN48. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow in any given quarter or annual period. The Company reversed pre-acquisition tax liabilities of $32,448 with a corresponding reduction to goodwill for the year ended December 31, 2007 and recorded an increase to goodwill for $3,223 for the net effects of tax audits settled and statute expirations for pre-acquisition periods.

The Company adopted the provisions of FIN 48 on January 1, 2007. Upon adoption, the Company recognized no change to opening retained earnings. The Company’s total balance of unrecognized tax benefits as of December 31, 2007 is approximately $116,857, excluding any accruals for interest and penalties.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

2007
Balance at January 1, 2007	$156,018
Additions based on tax positions related to the current year	2,012
Additions for tax positions of prior years	4,459
Effects of foreign currency translation	5,484
Reductions for tax positions of prior years	(23,179)
Reductions resulting from the lapse of the statute of limitations	(17,239)
Settlements with taxing authorities	(10,698)

Balance at December 31, 2007	$116,857

Included in the balance as of December 31, 2007 is approximately $29,373 of uncertain tax positions that, if recognized, would affect the Company’s overall effective tax rate.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of its income tax provision. As of December 31, 2007, the Company had approximately $43,540 accrued for the payment of interest and penalties, which does not include the federal tax benefit of interest deductions, where applicable. For the year ended December 31, 2007, the Company recorded $1,115 of expenses related to interest and penalties in the consolidated statement of earnings.

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 1999. The Company is protesting through the IRS Appeals division the timing and deductibility of certain contingent liabilities related to the audit of its 1999 – 2001 tax years. In connection with its protest, the Company paid a $35,844 cash bond to the IRS. In addition, a payment of $10,481 could be made in the next twelve months. Also, the Company believes it is reasonably possible that the balance of unrecognized tax benefits could decrease by $72,377 (which includes accrued penalties and interest expense) within the next twelve months for individual matters of lesser amounts due to settlements or statutory expirations in various tax jurisdictions.

The Company is also under examination for tax years 2002-2003 with the IRS and in various state and foreign jurisdictions for which the anticipated adjustments would not result in a significant change to the total amount of unrecognized tax benefits.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(14) Commitments and Contingencies

The Company is obligated under various operating leases for office and manufacturing space, machinery, and equipment. Future minimum lease payments under non-cancelable capital and operating leases (with initial or remaining lease terms in excess of one year) as of December 31:

	Capital	Operating	Total Future Payments
2008	$8,117	106,376	114,493
2009	4,066	93,337	97,403
2010	264	72,930	73,194
2011	257	56,530	56,787
2012	257	42,824	43,081
Thereafter	1,301	86,659	87,960

Total payments	14,262	458,656	472,918

Less amount representing interest	(835)

Present value of capitalized lease payments	$13,427

Rental expense under operating leases was $123,095, $118,280 and $99,697 in 2007, 2006 and 2005, respectively.

The Company had approximately $62,402 and $57,080 as of December 31, 2007 and 2006 in standby letters of credit for various insurance contracts and commitments to foreign vendors that expire within two years. In addition, at December 31, 2007 and 2006, the Company guaranteed approximately $89,546 and $80,324 for VAT and building leases, respectively, related to its operating facilities in France.

The Company is involved in litigation from time to time in the regular course of its business. Except as noted below, there are no material legal proceedings pending or known to be contemplated to which the Company is a party or to which any of its property is subject.

In Shirley Williams et al. v. Mohawk Industries, Inc., four plaintiffs filed a putative class action lawsuit in January 2004 in the United States District Court for the Northern District of Georgia, alleging that they are former and current employees of the Company and that the actions and conduct of the Company, including the employment of persons who are not authorized to work in the United States, have damaged them and the other members of the putative class by suppressing the wages of the Company’s hourly employees in Georgia. The plaintiffs seek a variety of relief, including (a) treble damages; (b) return of any allegedly unlawful profits; and (c) attorney’s fees and costs of litigation. In February 2004, the Company filed a Motion to Dismiss the Complaint, which was denied by the District court in April 2004. Following appellate review of this decision, the case has been returned to the District Court and discovery is proceeding. On December 18, 2007, the plaintiffs filed a motion for class certification and on January 30, 2008, the Company filed its opposition to such motion. The court has not yet made a ruling on the motion. The Company will continue to vigorously defend itself against this action.

In an internal review, the Company discovered that it had exchanged employee compensation information with its competitors while gathering market data. The Company discontinued this activity and voluntarily disclosed the practice to the Department of Justice. No claim has been asserted.

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses and that the ultimate outcome of these actions will not have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations in a given quarter or annual period.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company has received partial refunds from the United States government in reference to settling custom disputes dating back to 1982. Accordingly, the Company recorded a net gain of $9,154 ($5,799 net of taxes) and $19,436 ($12,288 net of taxes) in other income (expense) for the years ended December 31, 2007 and 2006, respectively. Additional future recoveries will be recorded as realized.

The Company is subject to various federal, state, local and foreign environmental health and safety laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the cleanup of contamination associated therewith. Because of the nature of the Company’s business, the Company has incurred, and will continue to incur, costs relating to compliance with such laws and regulations. The Company is involved in various proceedings relating to environmental matters and is currently engaged in environmental investigation, remediation and post-closure care programs at certain sites. The Company has provided accruals for such activities that it has determined to be both probable and reasonably estimable. The Company does not expect that the ultimate liability with respect to such activities will have a material adverse effect on its operations, but may have an effect on a given quarter or annual period.

In the normal course of business, the Company has entered into various European collective bargaining agreements with its workforce, either locally or within its industry sector. Historically, the Company and its industry have maintained favorable relationships with its workforce and expect to do so in the future.

(15) Consolidated Statements of Cash Flows Information

Supplemental disclosures of cash flow information are as follows:

	2007	2006	2005
Net cash paid during the year for:
Interest	$157,296	154,897	61,468

Income taxes	$201,851	267,075	191,601

Supplemental schedule of non-cash investing and financing activities:
Fair value of assets acquired in acquisition	$165,463	113,008	3,375,605
Liabilities assumed in acquisition	(18,310)	(33,366)	(762,076)

	$147,153	79,642	2,613,529

(16) Segment Reporting

The Company has three reporting segments, the Mohawk segment, the Dal-Tile segment and the Unilin segment. The Mohawk segment manufactures, markets and distributes its product lines, which include carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate, through its network of regional distribution centers and satellite warehouses using company-operated trucks, common carrier or rail transportation. The segment product lines are sold through various selling channels, which include floor covering retailers, home centers, mass merchandisers, department stores, independent distributors, commercial dealers and commercial end users. The Dal-Tile segment manufactures, markets and distributes its product lines, which include ceramic tile, porcelain tile and stone products, through its network of regional distribution centers and approximately 262 company-operated sales service centers using Company operated trucks, common carriers or rail transportation. The segment product lines are purchased by floor covering retailers, home centers, independent distributors, tile specialty dealers, tile contractors, and commercial end users. The Unilin segment manufactures, markets and distributes its product lines, which include laminate flooring, wood flooring, insulated roofing and other wood-based panels through various selling channels, which include independent retailers, home centers, independent distributors, contractors, and commercial users.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Amounts disclosed for each segment are prior to any elimination or consolidation entries. Corporate general and administrative expenses attributable to each segment are estimated and allocated accordingly. Segment performance is evaluated based on operating income. No single customer accounted for more than 5% of net sales for the years ended December 31, 2007, 2006 and 2005. In addition, inter-segment net sales were approximately $45,000 and $15,000 between the Unilin and Mohawk segments for the years ended December 31, 2007 and 2006, respectively. There were no significant inter-segment sales for the year ended December 31, 2005.

Segment information is as follows:

	2007	2006	2005
Net sales:
Mohawk	$4,205,740	4,742,060	4,716,659
Dal-Tile	1,937,733	1,941,819	1,734,781
Unilin	1,487,645	1,236,918	168,814
Corporate and eliminations	(45,100)	(14,955)	(155)

	$7,586,018	7,905,842	6,620,099

Operating income:
Mohawk	$254,924	387,386	426,811
Dal-Tile	258,706	270,901	260,194
Unilin	272,260	214,093	(5,162)
Corporate and eliminations	(35,784)	(33,320)	(9,459)

	$750,106	839,060	672,384

Depreciation and amortization:
Mohawk	$95,933	95,089	91,452
Dal-Tile	44,216	37,576	31,731
Unilin	159,859	135,337	23,695
Corporate	6,429	6,950	3,779

	$306,437	274,952	150,657

Capital expenditures (excluding acquisitions):
Mohawk	$65,842	71,793	153,238
Dal-Tile	33,134	63,177	84,363
Unilin	58,711	28,688	6,207
Corporate	5,389	2,111	3,498

	$163,076	165,769	247,306

Assets:
Mohawk	$2,302,527	2,488,856	2,499,485
Dal-Tile	2,259,811	2,257,107	2,207,514
Unilin	3,916,739	3,309,574	3,263,248
Corporate and eliminations	200,973	156,672	95,778

	$8,680,050	8,212,209	8,066,025

Geographic net sales:
North America	$6,477,277	6,974,488	6,489,511
Rest of world	1,108,741	931,354	130,588

	$7,586,018	7,905,842	6,620,099

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	2007	2006	2005
Long-lived assets(1):
North America	$3,028,571	2,995,968	2,951,681
Rest of world	1,744,489	1,591,759	1,481,010

	$4,773,060	4,587,727	4,432,691

Net Sales by Product Categories(2):
Soft surface	$3,797,584	4,225,514	4,240,032
Tile	2,110,705	2,200,918	1,956,471
Wood	1,677,729	1,479,410	423,596

	$7,586,018	7,905,842	6,620,099

(1)	Long-lived assets are composed of net property, plant and equipment and goodwill.
(2)	The Soft surface product category includes carpets, rugs, carpet pad and resilient. The Tile product category includes ceramic tile, porcelain tile and natural stone. The Wood product category includes laminate, hardwood, roofing panels and wood-based panels.

(17) Quarterly Financial Data (Unaudited)

The supplemental quarterly financial data are as follows:

	Quarters Ended
	March 31, 2007	June 30, 2007	September 29, 2007	December 31, 2007
Net sales	$1,863,863	1,977,210	1,937,677	1,807,268
Gross profit	523,440	556,698	545,383	489,263
Net earnings	90,378	115,268	122,054	379,114	(1)
Basic earnings per share	1.33	1.69	1.79	5.55
Diluted earnings per share	1.32	1.68	1.78	5.53

	Quarters Ended
	April 1, 2006	July 1, 2006	September 30, 2006	December 31, 2006
Net sales	$1,925,106	2,058,123	2,024,019	1,898,594
Gross profit	516,344	592,378	568,511	554,078
Net earnings	79,121	119,513	127,708	129,491
Basic earnings per share	1.17	1.77	1.89	1.91
Diluted earnings per share	1.16	1.76	1.88	1.90

(1)	Includes the impact of an income tax benefit of approximately $272,000 which was recognized during the fourth quarter of 2007.

PROXY

MOHAWK INDUSTRIES, INC.

CALHOUN, GEORGIA

ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Frank H. Boykin and James T. Lucke, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Wednesday, May 14, 2008 at 10:00 a.m. local time, at 160 South Industrial Boulevard, Calhoun, Georgia, and at any adjournment or adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.

(1)	The election of three Directors, Mr. Fiedler, Mr. Lorberbaum, and Mr. Pokelwaldt, for a term of three years and until their successors are elected and qualified:

☐ FOR                     ☐ WITHHOLD AUTHORITY

For, except vote withheld from the following nominee:

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy.

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature of Stockholder

Signature of Stockholder (If held jointly)

Dated: , 2008
Month Day

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE